Exhibit 10.1
EXECUTION VERSION

SYNDICATED FACILITY AGREEMENT
dated as of
November 22, 2023
among
FLUENCE ENERGY, LLC,
as the Parent Borrower
THE OTHER BORROWERS PARTY HERETO
FLUENCE ENERGY, INC.,
as the Parent

THE OTHER GUARANTORS PARTY HERETO
THE LENDERS PARTY HERETO
and
BARCLAYS BANK PLC,
as Administrative Agent

BARCLAYS BANK PLC
and
JPMORGAN CHASE BANK N.A.,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULE 1.01(b)	Customer Locations
SCHEDULE 2.01	Commitments
SCHEDULE 3.06	Litigation or Environmental Matters
SCHEDULE 3.13	Subsidiaries
SCHEDULE 5.06	Material Agreements
SCHEDULE 5.15	Post-Closing Covenants
SCHEDULE 6.01	Indebtedness
SCHEDULE 6.02	Permitted Liens
SCHEDULE 6.04(b)(ii)	Existing Investments
SCHEDULE 6.06	Permitted Restrictive Agreements
SCHEDULE 6.07	Transactions with Affiliates
SCHEDULE 6.14	Material Intellectual Property

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B-1	Form of Borrowing Request
EXHIBIT B-2	Form of Letter of Credit Request
EXHIBIT C	Form of Interest Election Request
EXHIBIT D	Form of Revolving Note
EXHIBIT E-1	Form of Borrower Joinder
EXHIBIT E-2	Form of Guaranty Supplement
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Borrowing Base Certificate
EXHIBIT H-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I	Form of Perfection Certificate

v

SYNDICATED FACILITY AGREEMENT, dated as of November 22, 2023, among FLUENCE ENERGY LLC, a Delaware limited liability company (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower identified on the signature pages hereto as Co-Borrowers (the “Co-Borrowers” and together with the Parent Borrower and any Additional Borrowers, collectively, jointly and severally, the “Borrowers”), FLUENCE ENERGY, INC., a Delaware corporation (“Parent”), the other GUARANTORS party hereto, the LENDERS party hereto and BARCLAYS BANK PLC, as Administrative Agent.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Acceptable Field Examination” means a field examination conducted by the Administrative Agent or its designee of the Inventory and related working capital matters of the applicable Borrower and its Subsidiaries and of the related data processing and other systems of the applicable Borrower and its Subsidiaries, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion.
“Acceptable Inventory Appraisal” means an appraisal of the Inventory of the applicable Borrower and its Subsidiaries from a firm (or firms) reasonably satisfactory to the Administrative Agent, which appraisal(s) shall be satisfactory to the Administrative Agent in its Permitted Discretion.
“Account” has the meaning set forth in the Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent Borrower or its Subsidiaries in an acquisition or similar Investment permitted by Section 6.04; provided, that such Indebtedness (a) was in existence prior to the date of such acquisition or other similar Investment, (b) is not an asset-based credit facility, and (c) was not incurred in connection with, or in contemplation of, such acquisition or other similar Investment.
“Activation Instruction” has the meaning set forth in Section 5.12(b).
“Additional Borrower” has the meaning set forth in Section 5.11(a).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.
“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.
“Administrative Agent” means Barclays Bank PLC (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Agent Fee Letter” means that certain Administrative Agent Fee Letter, dated as of the date hereof, by and among the Borrowers and the Administrative Agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“AES” means The AES Corporation, a Delaware corporation, and its subsidiaries and affiliates, including AES Grid Stability, LLC, a Delaware limited liability company.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For greater certainty, any reference to an Affiliate of the Administrative Agent, a Lender or any other Secured Party shall include a domestic or foreign branch of such Person.
“Agent Parties” has the meaning set forth in Section 10.01.
“Agents” means the Administrative Agent and the Arrangers.
“Agreed Currency” means Dollars and any Alternative Currency.
“Agreement” means this Syndicated Facility Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately (8:00 a.m New York time) on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate

methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Alternative Currency” means (i) Euros, (ii) Canadian Dollars, (iii) for purposes of Letters of Credit only, Australian Dollars, (iv) for purposes of Letters of Credit only, Pounds Sterling, and (v) any additional currencies determined after the Effective Date by mutual agreement of the Borrowers, Lenders, Issuing Banks and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, and able to be converted into Dollars.
“Alternative Currency Payment Office” of the Administrative Agent means, for each Alternative Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by notice to the Borrowers and each Lender.
“Ancillary Document” has the meaning set forth in Section 10.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Parent Borrower or any of their Affiliates from time to time concerning or relating to bribery, corruption or money laundering.
“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a)(ii).
“Applicable Commitment Fee Rate” means, for any day, (a) until the last day of the first full calendar quarter ending after the Effective Date, 0.450% per annum, and (b) thereafter, the applicable rate per annum set forth below based upon the Average Revolving Loan Utilization during the most recently ended calendar quarter:

Average Revolving Loan Utilization	Commitment Fee Rate
Category 1 ≤ 50%	0.450%
Category 2 > 50%	0.375%

For purposes of the foregoing, each change in the Applicable Commitment Fee resulting from a change in Average Revolving Loan Utilization shall be effective during the period commencing on and including the first day of each calendar quarter and ending on the last day of such calendar quarter, it being understood and agreed that, for purposes of determining the Applicable Commitment Fee Rate on the first day of any calendar quarter, the Average Revolving Loan Utilization during the most recently ended calendar quarter shall be used.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Commitments represented by such Revolving Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Pricing Grid” means, for any day, with respect to any Term Benchmark Loans, ABR Loans or Canadian Prime Rate Loans, as the case may be, the applicable rate per annum set forth below under the caption “ABR/Canadian Prime Rate Spread” or “Term Benchmark Spread”, as the case may be, as defined in the table set forth below, based upon the Average Excess Availability (as a percentage of total Commitments of all Lenders) during the most recently ended calendar quarter; provided that the Applicable Pricing Grid shall be set at Category 2 during the period from the Effective Date to, and including, the last day of the first full calendar quarter ending after the Effective Date:

Average Excess Availability (as a percentage of Total Commitments)	ABR/Canadian Prime Rate Spread	Term Benchmark Spread
Category 1 > 66%	1.00%	2.00%
Category 2 < 66% and ≥ 33%	1.25%	2.25%
Category 3 < 33%	1.50%	2.50%

For purposes of the foregoing, each change in the Applicable Pricing Grid resulting from a change in Average Excess Availability (as a percentage of total Commitments of all Lenders) shall be effective during the period commencing on and including the first day of each calendar quarter and ending on the last day of such calendar quarter, it being understood and agreed that, for purposes of determining the Applicable Pricing Grid on the first day of any calendar quarter, the Average Excess Availability (as a percentage of total Commitments of all Lenders) during the most recently ended calendar quarter shall be used.

Notwithstanding the foregoing, the Average Excess Availability (as a percentage of total Commitments of all Lenders) shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate required to be delivered by them pursuant to Section 5.01(g) during the period from the expiration of the time required for delivery thereof until the immediately following Business Day after the date such Borrowing Base Certificate is so delivered. In addition, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Administrative Agent or the Required Lenders, as applicable, notwithstanding any provision of Section 10.01 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

“Applicable Rate” means a rate per annum determined pursuant to the Applicable Pricing Grid based on Average Excess Availability as set forth in the definition of Applicable Pricing Grid.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger Fee Letter” means that certain Arranger Fee Letter, dated as of the date hereof, by and among the Borrowers and the Arrangers.

“Arrangers” means each of Barclays Bank PLC and JPMorgan Chase Bank N.A., in their respective capacities as lead arrangers and bookrunners, and any successors thereto.
“ASR Agreement” has the meaning set forth in Section 6.05(a)(vi).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Availability Requirement Holiday” means the period from and including the Effective Date to and including the earlier of (a) the date of the initial Borrowing of Loans under this Agreement and (b) January 31, 2024.
“Available Commitment” means as to any Lender at any time, an amount equal to the difference of (a) such Lender’s Commitment then in effect minus (b) such Lender’s Revolving Credit Exposure then outstanding.
“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, the sum of the following (but only to the extent Not Otherwise Applied): (a) the proceeds from issuances of Equity Interests (other than Disqualified Equity Interests) by the Parent that are received as cash equity by the Parent and contributed in cash as common equity to the Parent Borrower and that are applied for usage as Available Equity Amount substantially concurrently with receipt of such amounts, minus (b) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of (i) the aggregate amount of any Investments made by any Loan Party or its Subsidiaries using the Available Equity Amount after the Effective Date and prior to the Available Equity Amount Reference Time, (ii) the aggregate amount of any Restricted Payments made by the Borrowers using the Available Equity Amount after the Effective Date and prior to the Available Equity Amount Reference Time, and (iii) the aggregate amount of any Restricted Debt Payments made by any Loan Party or its Subsidiaries using the Available Equity Amount after the Effective Date and prior to the Available Equity Amount Reference Time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.11.
“Average Excess Availability” means, for any calendar quarter, an amount equal to the average daily Excess Availability during such calendar quarter, as determined by the Administrative Agent’s system of records (absent manifest error); provided, that in order to determine Excess Availability on any day for purposes of this definition, the Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) (or if prior thereto, Section

4.01(o) as of such day), as adjusted to give effect to Reserves following such delivery established pursuant to Section 2.01(b).
“Average Revolving Loan Utilization” means, as of the first day of any calendar quarter, an amount (expressed as a percentage) equal to (a) the average daily aggregate Revolving Credit Exposure (excluding any Revolving Credit Exposure resulting from any outstanding Swingline Loans) for the calendar quarter period immediately preceding such date (or, if less, the period from the Effective Date to such date), divided by (b) the aggregate Commitments at such time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.
“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.11.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Dollars, Adjusted Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable and good faith discretion (and in consultation with the Borrower Representative) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable good faith discretion (and in consultation with the Borrower Representative) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable good faith discretion that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or

(2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower Representative” has the meaning specified in Section 1.10.
“Borrowers” has the meaning assigned to such term in the preamble to this Agreement.
“Borrower Competitor” means any competitor of the Parent Borrower and/or any of its Subsidiaries.
“Borrowing” means (a) Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) a Protective Advance or (c) a Swingline Loan.
“Borrowing Base” means at any time, the result of:
(a)    the lesser of (i) 75% of each Borrower’s Eligible Inventory (valued at the lower of cost (determined, with respect to any Eligible Inventory of the Borrowers, on a first-in-first-out basis) and market) and (ii) the product of (x) 85% multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent Acceptable Inventory Appraisal received by the Administrative Agent, multiplied by (z) the Borrowers’ Eligible Inventory valued at the lower of cost (determined, with respect to any Eligible Inventory of the Borrowers, on a first-in-first-out basis) or market, plus
(b)    the lesser of (i) 75% of each Borrower’s Eligible In-Transit Inventory (valued at the lower of cost (determined, with respect to any Eligible In-Transit Inventory of the Borrowers, on a first-in-first-out basis) and market) and (ii) the product of (x) 85% multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent Acceptable Inventory Appraisal received by the Administrative Agent, multiplied by (z) the Borrowers’ Eligible In-Transit Inventory valued at the lower of cost (determined, with respect to any Eligible In-Transit Inventory of the Borrowers, on a first-in-first-out basis) or market; provided that the aggregate amount of (A) Eligible In-Transit Inventory included in the Borrowing Base at any time, plus (B) all Customer In-Transit Inventory included in the Borrowing Base pursuant to clause (l) of the definition of “Eligible Inventory” at such time, shall not exceed the In-Transit Inventory Cap then in effect;
(c)     the aggregate amount of Reserves, if any (without duplication of any Reserves deducted in the calculation of any other Borrowing Base), established by the Administrative Agent from time to time under Section 2.01(b).

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent (and detailing the Borrowing Base), pursuant to Section 4.01(o) or 5.01(g), as adjusted to give effect to Reserves following such delivery established pursuant to Section 2.01(b).
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and completed by a Responsible Officer of the Parent Borrower, in substantially the form of Exhibit G or another form which is reasonably acceptable to the Administrative Agent.
“Borrowing Limits” has the meaning set forth in Section 2.01(a).
“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Term Benchmark Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) when used in connection with any transaction in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to any transaction in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are closed for general business in Toronto, Canada, and (d) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
“Canadian Dollars” and “C$” means the lawful currency of Canada.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate of interest published by the Bank of Canada as the “Prime Rate” in Canada, or if such rate is no longer published, any similar rate published by the Bank of Canada (as determined by the Administrative Agent) and (ii) Adjusted Term CORRA for a one month Interest Period as published two Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0% per annum, provided that for the purpose of this definition, Adjusted Term CORRA for any day shall be based on the Term CORRA Reference Rate at approximately (1:00 p.m. Toronto time) on such day (or any amended publication time for the Term CORRA Reference Rate, as specified by the Bank of Canada in the Term CORRA Reference Rate methodology), provided further that; provided that if any the above rates shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the “Prime Rate” published by the Bank of Canada or Adjusted Term CORRA shall be effective from and including the effective date of such change in the “Prime Rate” published by the Bank of Canada or Adjusted Term CORRA, respectively.
“Canadian Prime Rate Borrowing” means any Borrowing comprised of Canadian Prime Rate Loans.
“Canadian Prime Rate Loan” means a Loan that is bearing interest at a rate determined by reference to the Canadian Prime Rate.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of December 14, 2018 and any similar lease entered into after December 14, 2018 by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
“Captive Insurance Company” means each Subsidiary of the Parent Borrower formed from time to time that engages primarily in the business of insuring risks of the Parent Borrower and its Subsidiaries.
“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in an amount of at least the Minimum Collateral Amount, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof or issued by FNMA, FHLMC or FFCB), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within one (1) year from the date of acquisition thereof and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively (in each case, at the time of acquisition);
(c)    investments in certificates of deposit, floating rate certificates of deposit, bankers’ acceptances and time deposits (including eurodollar deposits) maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $100 million; or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition);
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5 billion;
(f)    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition);

(g)    securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) above (in each case, at the time of acquisition);
(h)    corporate notes issued by domestic corporations that are rated at least “A” by S&P or “A” by Moody’s, in each case maturing within one year from the date of acquisition;
(i)    auction rate securities including taxable municipals, taxable auction notes, and money market preferred; provided that the credit quality is consistent with clause (g) of this definition;
(j)    marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
(k)    short term investments similar to the foregoing made by foreign Subsidiaries of the Parent Borrower consistent with the Parent’s or the Parent Borrower’s investment guidelines or as approved from time to time by the Parent or the Parent Borrower’s, as applicable, board of directors or governing body;
(l)    money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); and
(m)    such other comparable investments as may be approved by the Administrative Agent from time to time.
“Central Bank Rate” means (A) the greater of (i) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (b) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in the applicable Agreed Currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate as of such time); provided that if such rate shall be less than the Floor, such rate shall be deemed to be the Floor.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder) (other than the Permitted Holders), of Equity Interests in each of the Parent and the Parent Borrower (i) representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in each of the Parent and the Parent Borrower and (ii) representing more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in each of the Parent and the Parent Borrower than the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in each of the Parent and the Parent Borrower that are owned, directly or indirectly, beneficially or of record, by the Permitted Holders, or (b) the Parent or any successor thereto in accordance with Section 6.12(d) shall at any time cease to be the sole managing member of the Parent Borrower, or (c) the Parent Borrower shall at any time cease to directly or indirectly own 100% of the Equity Interests of each other Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Charges” has the meaning set forth in Section 10.13.
“Citi Supplier Financing Agreement” means that certain Global Paying Services Agreement, dated as of July 22, 2021 between the Parent Borrower and Citibank, N.A., as it may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Co-Borrowers” has the meaning set forth in the preamble of this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property and rights of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, provided that Collateral shall not include any Excluded Property.
“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, third party manufacturer or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds) except any of the foregoing of the type permitted to be held in Excluded Accounts.
“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrowers or any of their Subsidiaries in the ordinary course of business of such Person.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01 opposite such Lender’s name under the caption “Commitment”. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $400,000,000.
“Commitment Fee” has the meaning set forth in Section 2.09(a).
“Communications” has the meaning set forth in Section 10.01.
“Compliance Certificate” means a certificate duly executed by a Financial Officer of the Parent Borrower substantially in the form of Exhibit F.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP for any period, Consolidated Net Income for such period adjusted (i) to exclude, without duplication, (a) gains or losses from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of), (b) any gains or losses attributable to business dispositions or asset dispositions other than in the ordinary course of business (as reasonably determined by the Parent Borrower acting in good faith), (c) any extraordinary or non-recurring gains or losses (provided that, in the case of extraordinary or non-recurring gains or losses, the amount added-back pursuant to this clause (c) shall not exceed, together with any amounts added back pursuant to clauses (j), (o) or (q), 35% of Consolidated EBITDA (prior to giving effect to any exclusions therefrom) in any Measurement Period), (d) any non-cash gains, losses, charges or expenses, (e) the cumulative effect of changes in accounting principles, including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date hereof, (f) Interest Expense, (g) consolidated tax expense, (h) all depreciation and amortization expense, including (1) the depreciation of property, plant and equipment, (2) the amortization of intangible assets, deferred financing fees and unrecognized prior service costs, and (3) actuarial gains and losses related to pensions and other post-employment benefits, (i) all other non-cash charges, including actuarial gains or losses from pension and post-retirement plans, impairment charges and asset write-offs, non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock or other Equity Interests, or non-cash compensation charges of officers, directors and employees, in each case, of the Parent and its Subsidiaries, (j) any costs and expenses related to employment of terminated employees of the

Parent and its Subsidiaries, not to exceed, together with any amounts added back pursuant to clauses (c), (o) or (q), 35% of Consolidated EBITDA (prior to giving effect to any exclusions therefrom) in any Measurement Period, (k) any costs and expenses realized in connection with or resulting from stock appreciation or similar rights, stock options, restricted stock or other Equity Interests, (l) any gains or losses attributable to the early extinguishment of Indebtedness, Swap Agreements or other derivative instruments, (m) any currency translation gains and losses, and any realized or unrealized net loss or gain resulting from hedging transactions, (n) any expenses or charges related to the Transactions, any issuance of Equity Interests, Investment, acquisition, Disposition, recapitalization, Restricted Payment, or incurrence or repayment of Indebtedness permitted hereunder or any other Specified Transaction permitted hereunder (in each case, whether or not consummated), provided, that, the aggregate amount of such expenses and charges related to any such unconsummated transactions shall not exceed $5,000,000 in any Measurement Period, (o) restructuring losses and expenses (other than depreciation and amortization expenses) not to exceed, together with any amounts added back pursuant to clauses (c), (j) or (q), 35% of Consolidated EBITDA (prior to giving effect to any exclusions therefrom) in any Measurement Period, (p) any payments by the Parent to the Permitted Holders under the Tax Receivable Agreement permitted by Section 6.05(a)(x)(A)(2) paid during such period, and (q) cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings and cost savings initiatives, each of which is reasonably identifiable, factually supportable and with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 12 months after the occurrence of such merger, other business combination, acquisition, divestiture, restructuring or cost savings initiative, and each of which is projected by the Parent in good faith to be realized within 18 months after the occurrence of such merger, other business combination, acquisition, divestiture, restructuring or cost savings initiative (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions, in an aggregate amount not to exceed, together with amounts added back pursuant to clauses (c), (j) or (o), 35% of Consolidated EBITDA (prior to giving effect to such addback) in any Measurement Period; and (ii) to include (a) proceeds received from business interruption insurance, (b) without duplication and to the extent increasing Consolidated Net Income for such period, any non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Effective Date) and (c) any net income from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of). For purposes of this definition, whenever Pro Forma Effect is to be given to any event, the Pro Forma Effect calculations shall be made in good faith by a Financial Officer of the Parent Borrower.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Net Debt for Borrowed Money of the Parent and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Parent and its Subsidiaries (to the extent positive) for the applicable Measurement Period.
“Consolidated Net Income” means, for the Parent and its Subsidiaries for any period, the net income of the Parent and its Subsidiaries, determined on a consolidated basis for such period in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a Loan Party, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Controlled Account” has the meaning assigned to such term in Section 5.12(a).
“Controlled Account Bank” has the meaning assigned to such term in Section 5.12(a).
“Copyrights” has the meaning assigned to such term in the Security Agreement.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.18.
“Customer In-Transit Inventory” has the meaning assigned to it in clause (l) of the definition of “Eligible Inventory”.
“Customer Related Destination” has the meaning assigned to it in clause (k) of the definition of “Eligible Inventory”.
“Customs Broker Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among a Borrower, a customs broker, freight forwarder or other carrier, and the Administrative Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of, or other shipping documents relating to, the subject Inventory or other property for the benefit of the Administrative Agent, and agrees, upon notice from the Administrative Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or any other applicable jurisdiction from time to time in effect.
“Deemed LC Issuance” has the meaning set forth in Section 2.19(l).

“Deemed LC Request” has the meaning set forth in Section 2.19(l).
“Deemed LC Termination” has the meaning set forth in Section 2.19(l).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participation in Letters of Credit, Swingline Loans or Protective Advances hereunder within two Business Days of the date when due or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers, (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.
“Deposit Account” has the meaning set forth in the UCC.
“Disposition” means, with respect to any property or right, any sale, lease, sale and leaseback, assignment, license, conveyance, transfer or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise). “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Equity Interests” means that portion of any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change in Control or as a result of a Disposition of assets or casualty event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change in Control or as a result of a Disposition of assets or casualty event) on or prior to the six-month anniversary of the Maturity Date.
“Disqualified Lender” means (a) any Person identified in writing by name to the Arrangers prior to the Effective Date, (b) any Person that is or becomes a Borrower Competitor, and is designated by name by the Parent Borrower as such in a writing provided to the Administrative Agent after the Effective Date, and (c) any Affiliate of any Person referred to in clauses (a) and (b) above that (i) has been identified to the Administrative Agent by the Parent Borrower in writing from time to time or (ii) otherwise is reasonably identifiable on the basis of its name; provided that no written notice delivered pursuant to clauses (b) and (c) above shall (A) apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans or entered into a trade for either of the foregoing or (B) become effective until two Business Days after such written notice is delivered to the Administrative Agent.
“Distributed Amount” means the amount distributed or paid to the Secured Parties or to the Administrative Agent on behalf of the Secured Parties (or any of them) by the person responsible for the distribution of the assets (including any payments) of a Loan Party which is insolvent or otherwise subject to insolvency or similar proceedings.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Documents” has the meaning set forth in the UCC.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion; provided that, in the case of any such amount that is expressed in a currency other than Dollars, to the extent such amount is the subject of a currency hedge arrangement evidenced by a Swap Agreement, the “Dollar Equivalent” of such amount shall be the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such currency as set forth in such Swap Agreement.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which each of the conditions set forth in Section 4.01 have been satisfied (or waived in accordance with Section 10.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible In-Transit Inventory” means, at any time, without duplication of other Eligible Inventory, Inventory of a Borrower which meets the following criteria:
(a)    such Inventory has been shipped to a United States location for receipt by a Borrower within forty-five (45) days of the date of determination and has not yet been received by a Borrower,
(b)    the purchase order for such Inventory is in the name of a Borrower and title has passed to a Borrower,
(c)    either (i) such Inventory is subject to a negotiable bill of lading, freight forwarder’s receipt or other document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, have been endorsed to the Administrative Agent or an agent acting on its behalf or (ii) such Inventory is evidenced by a non-negotiable bill of lading, freight forwarder’s receipt or other document of title in form reasonably acceptable to the Administrative Agent, or other shipping document reasonably acceptable to the Administrative Agent, which names a Borrower as consignee,
(d)    from and after the date that is 90 days after the Effective Date (or such later date as agreed by the Administrative Agent in its sole discretion), (i) each relevant freight carrier, freight forwarder, customs broker, shipping company or other Person in possession of such Inventory and/or the documents relating to such Inventory, in each case, as reasonably requested by the Administrative Agent, shall have entered into a Customs Broker Agreement and (ii) as reasonably requested by the Administrative Agent, the documents relating to such Inventory shall be in the possession of the Administrative Agent or an agent (or sub-agent) acting on its behalf,
(e)    such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, reasonably satisfactory to the Administrative Agent in its Permitted Discretion, and the Administrative Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner reasonably acceptable to the Administrative Agent,
(f)    such Inventory is subject, to the satisfaction of the Administrative Agent in its Permitted Discretion, to a first priority perfected security interest in and lien upon such Inventory in favor of the Administrative Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to a Borrower),
(g)    such Inventory is not subject to a Denial Order under the Uyghur Forced Labor Protection Act or reasonably likely to have been sourced from Xinjiang Province, People’s Republic of China and is not from a supplier on the DHS UFLPA Entity List; and
(h)    such Inventory is not excluded from the definition of “Eligible Inventory” (except solely pursuant to clause (g), (h), (j) or (aa) thereof).
Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by a Borrower by virtue of such Inventory’s being in transit between the Borrowers’ locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion pursuant to Section 2.01(b).
“Eligible Inventory” means, at any time, Inventory of a Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:
(a)     which is not subject to a first priority perfected Lien in favor of the Administrative Agent, governed by the laws of the jurisdiction in which the Inventory in question is located;
(b)     which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) so long as the Administrative Agent has established a Reserve in respect thereof to the extent determined to be necessary in its Permitted Discretion, a Lien permitted under Section 6.02 which does not have priority over the Lien in favor of the Administrative Agent;
(c)     which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business, or unacceptable due to age, type, category and/or quantity;
(d) with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Document has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority having regulatory authority over such Inventory, in each case, in any material respect;

(e)     in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f)     which is not raw materials, work-in-process or finished goods or which constitutes supplies, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(g)     which is not located in the United States or which is in transit with a common carrier from vendors and suppliers (it being understood that any such Inventory that is in-transit from any Borrower to another Borrower or from any Borrower to a warehouse owned or leased by such Borrower or another Borrower within the United States shall not be excluded pursuant to this clause (g) solely because such Inventory is in transit; provided that, from and after the date that is 90 days after the Effective Date (or such later date as agreed by the Administrative Agent in its sole discretion), in the case of any such Inventory in transit to a warehouse leased by a Borrower, the Administrative Agent has received a Collateral Access Agreement in respect thereof that continues to be in effect or an appropriate Rent Reserve has been taken in respect thereof);
(h)     which is located in any location leased by a Borrower unless, from and after the date that is 90 days after the Effective Date (or such later date as agreed by the Administrative Agent in its sole discretion), (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;
(i)     which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless, from and after the date that is 90 days after the Effective Date (or such later date as agreed by the Administrative Agent in its sole discretion), (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;
(j)     which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor, unless, from and after the date that is 90 days after the Effective Date (or such later date as agreed by the Administrative Agent in its sole discretion) (provided that such 90 day period shall not apply to Jabil Inc.), (i) such third party or outside processor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) an appropriate Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;
(k)     which (i) is located at any customer location or any warehouse storage location designated by any customer for delivery or (ii) in the case of Inventory of the Parent Borrower, has been shipped to a location identified in clause (i) and is being held in any other third party storage location pending delivery to a location identified in clause (i) (any location referred to in the foregoing clause (i) or (ii), an “Customer Related Destination”);
(l)    which is in-transit to any Customer Related Destination within the United States and, in the case of any Customer Related Destination of the type described in clause (k)(i) above, that is set forth on Schedule 1.01(b) (as supplemented by additional customer locations identified on any Compliance Certificate delivered pursuant to Section 5.01(c)) (such in-transit Inventory,

“Customer In-Transit Inventory”); provided that if (x) title to such Customer In-Transit Inventory has transferred to a Borrower’s customer or other purchaser of such Inventory at any time prior to shipping or while in-transit or (y) the Administrative Agent ceases to have a perfected Lien on such Customer In-Transit Inventory, such Customer In-Transit Inventory shall cease to constitute Eligible Inventory notwithstanding this clause (l); provided further that the aggregate amount of (A) all Customer In-Transit Inventory included in the Borrowing Base at any time pursuant to this clause (l), plus (B) all Eligible In-Transit Inventory included in the Borrowing Base at such time, shall not exceed the In-Transit Inventory Cap then in effect;
(m)    which is a discontinued product or component thereof;
(n)     which is the subject of a consignment by the applicable Loan Party as consignor;
(o)     which is perishable;
(p)    which contains or bears any Intellectual Property licensed to the applicable Borrower unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(q)    which is not reflected in a current perpetual inventory report of a Borrower (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);
(r)     for which reclamation rights have been asserted by the seller;
(s)     which has been acquired from a Sanctioned Person;
(t)     for which (i) any contract or related documentation (including invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof or (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof;
(u)     subject to any dealer floor planning arrangement;
(v)     which is at any location with less than $1,000,000 in Inventory;
(w)     consisting of or containing Hazardous Materials (other than lithium ion batteries, gasoline, diesel or oil);
(x)    which is not insured in compliance with this Agreement;
(y)    which is acquired by a Borrower after the Effective Date in an acquisition or other bulk purchase of assets (other than from another Borrower) until such time as the Administrative Agent shall have received an Acceptable Inventory Appraisal and an Acceptable Field Examination; provided that Inventory that otherwise satisfies the applicable eligibility criteria will be deemed Eligible Inventory and included in the Borrowing Base prior to receipt of the Acceptable Inventory Appraisal and Acceptable Field Examination, but in no event shall the aggregate amount of (1) all of the Inventory acquired in acquisitions or other bulk purchases of assets permitted hereunder prior to receipt of an Acceptable Inventory Appraisal and Acceptable Field Examination with respect thereto that may be included in the Borrowing Base pursuant to this clause (x), plus (2) all of the Inventory of any new Borrower permitted to be included in the

Borrowing Base pursuant to Section 5.11 prior to receipt of an Acceptable Inventory Appraisal and Acceptable Field Examination with respect thereto, at any time exceed 10% of the Borrowing Base; provided that, notwithstanding the foregoing provisions of this clause (x), that such Inventory shall be deemed Eligible Inventory and be included in the Borrowing Base pursuant to this clause (x) until the earlier of (A) the date that the Acceptable Inventory Appraisal and the Acceptable Field Examination are received (to the extent required) with respect to such Inventory and (B) the date that is 60 days after the acquisition or other bulk purchase of assets has been consummated;
(z)     that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;
(aa)    that it is the subject of a bill of lading or other document of title;
(bb)    that is not insured in compliance with this Agreement; or
(cc)    which the Administrative Agent in its Permitted Discretion determines is unacceptable in accordance with Section 2.01(b).
Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion pursuant to Section 2.01(b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters (to the extent related to Hazardous Material).
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Parent, the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options, share appreciation rights or other rights, contractual or otherwise, entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Parent, the Parent Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .26, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (g) the complete or partial withdrawal of the Parent, the Parent Borrower, Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Euro”, “EUR” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning set forth in Article 7.
“Excess Availability” means at any time, an amount equal to (a) the lesser of (i) the total Commitments of all Lenders and (ii) the Borrowing Base, minus (b) the Total Revolving Extensions of Credit then outstanding (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Revolving Percentage of all outstanding Revolving Loans).
“Excluded Account” means (a) Deposit Accounts specifically and exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) escrow, trust, fiduciary or similar Deposit Accounts or Securities Accounts exclusively holding funds or property for the benefit of third parties in the ordinary course of business, (c) Deposit Accounts holding solely cash collateral encumbered by Liens permitted under Section 6.02, (d) Deposit Accounts holding solely proceeds of Receivables Assets that have been sold, contributed, conveyed or assigned to a Receivables Subsidiary or any other Person (other than a Loan Party) pursuant to a Permitted Factoring Transaction or a Permitted Receivables Facility, and (e) Deposit Accounts containing an average daily balance for any thirty (30) day period for all such Deposit Accounts not to exceed $2,500,000 in the aggregate.
“Excluded Property” means (a) any fee interest in real property having a value of less than $5,000,000 and any leasehold interest in real property, (b) any property that secures Indebtedness permitted to be incurred pursuant to Section 6.01(d) to the extent the documents governing such Indebtedness do not permit any other Lien on such property, (c) motor vehicles, aircraft, boats and other assets subject to a certificate of title to the extent a Lien on such other assets cannot be perfected by filing a UCC-1 financing statement having an aggregate value of less than $10,000,000, (d) property the grant of a security interest thereon to secure the Obligations is (1) prohibited by applicable law, rule or regulation or (2) which requires governmental consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received and the Borrowers shall be under no obligation to seek such consent) (in each case under this clause (d), except to the extent such prohibition or requirement is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable law), (e) any lease, license, contract or other agreement covering real or personal property of any Loan Party to the extent that a grant of a security interest therein to secure the Obligations would violate or invalidate such lease, license, contract or other agreement or create a right of termination in favor of any other party thereto (other than any Loan Party or any Subsidiary or Affiliate thereof), and the consent of the other party to such lease, license, contract or other agreement has not been obtained (provided that the foregoing exclusions of this clause (e) shall in no way be construed to apply to the extent that any described prohibition or restriction is ineffective after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable law), (f) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or require the consent of any Governmental Authority (to the extent such consent has not been obtained; provided that the Borrowers shall be under no obligation to seek such consent) (provided that (i) the foregoing exclusions of this clause (f) shall in no way be construed to apply to the extent that any described prohibition or restriction is ineffective after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable law and (ii) the foregoing exclusions of clauses (d), (e) and (f) shall be in no way be construed to limit, impair, or otherwise affect any of the Administrative Agent’s or any other Secured Party’s continuing security interests in, and liens upon, any rights or interests of any Loan Party in or to (A) monies due or to become due under or in connection with any described contract, lease, permit, license, other agreement, or property (including any Accounts or Equity Interests), or (B) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, other agreement, or property), unless, in each case, such proceeds otherwise independently constitute Excluded Property), (g) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than any Loan Party, or any Subsidiary or Affiliate thereof) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (h) pending United States “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, (i) commercial tort claims in an amount not exceeding $5,000,000 individually; (j) those assets (including Equity Interests) as to which the Administrative Agent and the Parent Borrower reasonably agree that the costs or other consequence (including any material adverse tax consequence) of obtaining such a security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby; (k) Receivables Assets sold, contributed or otherwise transferred pursuant to a Permitted Factoring Transaction or in connection with a Permitted Receivables Facility, and (l) Excluded Securities; provided that immediately upon the lapse or termination of any prohibitions or the obtaining of any consents, as applicable, referred to herein, such property shall be considered Collateral.
“Excluded Securities” means (a) voting Equity Interests of any CFC or any CFC Holdco in excess of 65% of the outstanding voting Equity Interests of such Subsidiary, (b) any Equity Interests or Indebtedness to the extent and for so long as the pledge thereof would be prohibited by any applicable law after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC, (c) any Equity Interests in any Person that is not a Wholly-Owned Subsidiary, (d) any Equity Interests in any Excluded Subsidiary (other than (x) any Receivables Subsidiary (subject to Section 5.11) and (y) any other Excluded Subsidiary as defined in clauses (b), (c), (d), (g) (except to the extent the assumed Indebtedness prohibits the Equity Interests in such Subsidiary from being pledged) and (i) (unless the Equity Interests in such Subsidiary are otherwise excluded pursuant to this definition of “Excluded Securities”) in the definition thereof), (e) any margin stock (as defined in Regulation U and Regulation X of the Board of Governors of the Federal Reserve System), and (f) Equity Interests of the Parent Borrower that are not owned by the Parent.
“Excluded Subsidiary” means (a) each Subsidiary that is not a direct or indirect Wholly Owned Subsidiary of the Parent Borrower, (b) each Immaterial Subsidiary, (c) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code any shares of which are treated as owned directly or indirectly by a United States shareholder (within the meaning of Section 951(b) of the Code) as measured for purposes of Section 958(a) of the Code (a “CFC”), (d) any Subsidiary substantially all the assets of which consist of Equity Interests (or Equity Interests and Indebtedness) of one or more CFCs (a “CFC Holdco”) or other CFC Holdcos, (e) any Subsidiary of a CFC, (f) any Subsidiary that is prohibited by Law, regulation or contractual obligation existing on the Effective Date or on the date such entity becomes a Subsidiary after the Effective Date (so long as such prohibition did not arise in contemplation of such entity becoming a Subsidiary) from providing the Guaranty or that would require a an approval of a Governmental Authority or third party (other than an Affiliate of any Loan Party) (pursuant to a contractual obligation) consent, approval, license or authorization in order to grant such Guaranty that has not been obtained, (g) any Subsidiary acquired pursuant to a permitted Investment financed with Indebtedness permitted to be assumed pursuant to the Loan Documents and any Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor (but only for as long as such prohibition exists and only if such indebtedness is not an asset-based credit facility), provided that such Indebtedness is not created in contemplation of or in connection with such permitted Investment or such Person becoming a Subsidiary, (h) any Special Purpose Subsidiary, (i) each Foreign Subsidiary, and (j) each Subsidiary as to which the Administrative Agent and the Parent Borrower reasonably agree in writing that the costs or other consequence (including any material adverse tax consequence) of obtaining a guaranty of the Obligations therefrom are excessive in relation to the value to be afforded thereby; provided, however, that (i) any Person that is or that becomes a Guarantor shall not at any time thereafter be designated as or deemed an Excluded Subsidiary (other than, with respect to any such Person that becomes a non-Wholly Owned Subsidiary, in accordance with Section 10.17(a)), (ii) no Borrower may be designated or deemed an Excluded Subsidiary, and (iii) except as permitted under Section 6.14, no Excluded Subsidiary may own or have an exclusive license to any Intellectual Property that is material to the business of the Parent Borrower and its Subsidiaries (taken as a whole).
“Excluded Swap Obligation” with respect to any Guarantor, (a) any Swap Agreement Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Agreement Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Agreement Obligation. If a Swap Agreement Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Agreement Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Parent or any Borrower, as applicable, hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrowers under Section 2.16(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from with respect to such withholding tax pursuant to Section 2.14(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.14(g), and (d) any withholding Taxes imposed under FATCA.
“Executive Order” has the meaning set forth in Section 3.15(a)(i).
“Existing Indebtedness Refinancing” has the meaning set forth in Section 5.1(n).
“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Parent Borrower or any Subsidiary thereof pursuant to which the Parent Borrower or such Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables

Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Subsidiary.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Fee Letters” means the Administrative Agent Fee Letter and the Arranger Fee Letter.
“Financial Officer” means, with respect to any Loan Party, the chief financial officer, principal accounting officer, treasurer, vice president of finance or corporate controller of such Loan Party.
“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, each State thereof and the District of Columbia.
“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Full Cash Dominion Period” means (a) each period when an Event of Default shall have occurred and be continuing or (b) after the Availability Requirement Holiday, each period beginning on the date on which Excess Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) if the Borrowing Base then in effect is (A) less than $200,000,000, $25,000,000 and (B) greater than or equal to $200,000,000, $50,000,000; provided that any such Full Cash Dominion Period commencing pursuant to clause (b) shall end when and if Excess Availability shall have been not less than such specified level for 30 consecutive days.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the Accounting Standards Codification of the Financial Accounting Standards Board from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).
“Guarantor” means (i) any Subsidiary (not including any Borrower or any Excluded Subsidiary) of the Parent Borrower party hereto as a Guarantor or that has executed a guaranty supplement pursuant to Section 5.11 or Section 9.07, (ii) the Parent, and (iii) other than with respect to its own Obligations, each Borrower.
“Guaranty” means the guaranty and other provisions in Article 9.
“Guaranty Subordinated Debt” has the meaning set forth in Section 9.02(b).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financials have been delivered pursuant to Section 5.01(a) or (b), have (i) total assets with a value in excess of 5% of the Total Assets, or (ii) revenues representing in excess of 5% of the Total Revenues, for the four fiscal quarters ended as of such date and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Parent most recently ended for which financials have been delivered pursuant to Section 5.01(a) or (b), did not have (i) total assets with a value in excess of 10% of the Total Assets, or (ii) revenues representing in excess of 10% of the Total Revenues for the four fiscal quarters ended as of such date; provided that (w) no Borrower may be deemed an Immaterial Subsidiary, (x) no Subsidiary that is then a Loan Party shall be deemed an Immaterial Subsidiary, (y) no Immaterial Subsidiary may hold Equity Interests in any Loan Party, and (z) except as permitted by Section 6.14,no Immaterial Subsidiary may own or have an exclusive license to any Intellectual Property that is material to the business of the Parent Borrower and its Subsidiaries (taken as a whole). Each Immaterial Subsidiary as of the Effective Date shall be set forth in Schedule 3.13.
“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”
“Increased Amount Date” has the meaning set forth in Section 2.18.
“Incremental Amount” means $250,000,000.
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for any earn-outs or similar obligations or the deferred purchase price of property or services, in each case, to the extent required to be included as a liability on the balance sheet of such Person at such time in accordance with GAAP (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person in respect of Disqualified Equity Interests, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.03(b).
“Information” has the meaning set forth in Section 10.12(a).
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or other applicable laws, including, without limitation, all Copyrights, Patents, industrial designs, Trademarks, proprietary rights in technology, trade secrets, know-how and processes, and all registrations and applications therefor.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of the Effective Date, executed and delivered by each of the Loan Parties, each of their respective Subsidiaries party thereto, and the Administrative Agent, the form and substance of which is reasonably satisfactory to the Administrative Agent.

“Interest Election Request” has the meaning set forth in Section 2.05(b).
“Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Parent and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent and its Subsidiaries (including all net payments and receipts (if any) under Swap Agreements in respect of interest rates to the extent such net payments and receipts are made in cash in such period and allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Parent and its Subsidiaries for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than any Swingline Loan) or Canadian Prime Rate Loan, the last Business Day of each March, June, September and December, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter (provided, that in the case of any Term CORRA Borrowing, such period shall be one or three months thereafter), (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency) as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“In-Transit Inventory Cap” means, as of any date of determination, (a) during the period from and including the Effective Date through the date that is 90 days after the Effective Date, $75,000,000, and (b) at any time thereafter, the lesser of (i) $50,000,000 and (ii) 15% of the Borrowing Base then in effect.
“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.
“Inventory Customer Contracts” means any customer contracts of any Borrower and its Subsidiaries relating to any Inventory included in the Borrowing Base.

“Inventory IP Licenses” has the meaning given to such term in the Security Agreement.
“Inventory Receivables Assets” means any Receivables Assets comprised of accounts receivable (whether now existing or arising in the future) constituting proceeds of or otherwise relating to any Inventory included in the Borrowing Base, together with any collateral securing such accounts receivable, and any contracts, guarantees or other payment support obligations in respect of such accounts receivable, and any proceeds of such accounts receivable or other assets relating to any Inventory included in the Borrowing Base.
“Inventory Reporting Period” means the period (a) commencing on the day that Excess Availability is less than 25% of the Line Cap and (b) continuing until the date that during the previous thirty (30) consecutive days Excess Availability has been greater than 25% of the Line Cap at all times.
“Investment” has the meaning given to such term in Section 6.04.
“IRS” means the U.S. Internal Revenue Service.
“Issuing Bank” means, with respect to a particular Letter of Credit, (a) each of Barclays Bank PLC, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., each in its capacity as the issuer of such Letter of Credit, and its successors in such capacity as provided in Section 2.19(j), (b) such other Lender selected by the Borrowers from time to time to issue such Letter of Credit hereunder upon receipt by the Administrative Agent of documentation in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Lender agrees to assume the rights and obligations of an Issuing Bank hereunder (provided that no Lender shall be required to become an Issuing Bank pursuant to this subclause (b) without such Lender’s consent), and/or (c) any Lender selected by the Borrowers (with the prior consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned)) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an Issuing Bank (provided that no Lender shall be required to become an Issuing Bank pursuant to this subclause (c) without such Lender’s consent) or any successor in such capacity as provided in Section 2.19(j). Any Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate or branch.
“Junior Debt” means (i) any junior lien secured Indebtedness, (ii) any unsecured Indebtedness, and (iii) any subordinated Indebtedness. For the avoidance of doubt, Capital Lease Obligations and Purchase Money Indebtedness shall not constitute Junior Debt.
“LC Commitment” means, with respect to any Issuing Bank, the amount set forth on Schedule 2.01 opposite such Issuing Bank’s name under the caption “LC Commitment”.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“LC Sublimit” means the lesser of (a) $200,000,000 and (b) the aggregate unused amount of the Commitments then in effect; provided that no Issuing Bank shall be required to issue Letters of Credit in an aggregate amount outstanding at any time in excess of the LC Commitment of such Issuing Bank, it being understood that the aggregate amount of the LC Commitments of the Issuing Banks as of the Effective Date is $90,000,000.
“Lender Joinder Agreement” means a lender joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.
“Letter of Credit” means any letter of credit issued (or deemed to be issued) under and pursuant to this Agreement. A Letter of Credit may be issued in Dollars or in any Alternative Currency.
“Letter of Credit Request” means a request by any Borrower for a Letter of Credit in accordance with Section 2.19.
“Lien” means, with respect to any asset or right, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or right, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or right.
“Line Cap” means the lesser of (a) the total Commitments of all Lenders and (b) the Borrowing Base.
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Borrowing Base Certificate, the Intercompany Subordination Agreement, any Lender Joinder Agreement, any guaranty supplement delivered pursuant to Section 5.11 hereof, the Security Documents, the Fee Letters and any other agreement, instrument or document executed by one or more Loan Parties after the Effective Date and designated by its terms as a Loan Document.
“Loan Parties” means the Borrowers and the Guarantors.
“Loans” means the loans made by the Lenders to any of the Borrowers pursuant to this Agreement, including Swingline Loans and Protective Advances.
“Local Time” means (a) in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars, New York City time, (b) in the case of a Loan, Borrowing or LC Disbursement denominated in Canadian Dollars, local time in Toronto, Canada, and (c) in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency (other than Canadian Dollars), London, England time unless otherwise notified by the Administrative Agent.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent or any Borrower to perform any of its payment obligations under this Agreement or any other Loan Document or (c) the rights of or remedies available to the Agents and the Lenders, taken as a whole, under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents and Letters of Credit hereunder), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries having an outstanding principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means November 22, 2027.
“Maximum ASR Amount” has the meaning set forth in Section 6.05(a)(vi).
“Maximum Rate” has the meaning set forth in Section 10.13.
“Measurement Period” means, as of any date of determination, the most recently ended period of four consecutive fiscal quarters of the Parent ended on or prior to such date for which financial statements with respect to each fiscal quarter included in such period have been delivered pursuant to Section 5.01(a) or 5.01(b).
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of an Issuing Bank with respect to Letters of Credit (105% for any Fronting Exposure with respect to Letters of Credit denominated in a currency other than Dollars) issued and outstanding at such time.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, that encumber the real property included in the Collateral.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or would be an obligation to contribute of) the Parent, the Parent Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Parent, the Parent Borrower, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Net Debt for Borrowed Money” means, as to the Parent and its Subsidiaries at any time of determination on a consolidated basis, an amount equal to (i) the sum of (a) the outstanding principal amount of all Indebtedness for borrowed money (including reimbursement obligations with respect to any drawn letters of credit) of the Parent and its Subsidiaries, (b) the aggregate amount of all Capital Lease Obligations and purchase money Indebtedness of the Parent and its Subsidiaries, and (c) to the extent not duplicative with the Indebtedness and obligations specified in clauses (a) and (b) above, all Guarantees of the Parent and its Subsidiaries with respect to outstanding Indebtedness and obligations of the types specified in clauses (a) and (b) above of other Persons, minus (ii) all cash and Cash Equivalents (except, for the avoidance of doubt, any Restricted Cash) of the Parent and its Subsidiaries in an aggregate amount not to exceed $75,000,000. For the avoidance of doubt, the amount of Net Debt for Borrowed Money shall be deemed to be zero with respect to any letter of credit, unless and until a drawing is made with respect thereto.

“Net Orderly Liquidation Value” means with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent (including, without limitation, on a blended, product-line or other basis) by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
“New Commitments” has the meaning set forth in Section 2.18.
“New Lender” has the meaning set forth in Section 2.18.
“New Loans” has the meaning set forth in Section 2.18.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (ii) has been approved by the Required Lenders or the Supermajority Lenders, as applicable.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Parent, the Parent Borrower or one or more Subsidiaries primarily for the benefit of employees of the Parent, the Parent Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” has the meaning set forth in Section 2.07.
“Not Otherwise Applied” means, with reference to any amount otherwise eligible for inclusion in the Available Equity Amount, that such amount (a) was not previously applied to prepay the Obligations, (b) was not previously utilized (meaning such funds remain available for application as Available Equity Amount) for some other purpose (including, without limitation, to finance any Capital Expenditures), and (c) was not committed to be applied, provided that such commitment remains outstanding or has not otherwise terminated or expired, for some other purpose.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender (or, in the case of (x) Specified Cash Management Agreements, any Affiliate of any Lender and (y) Specified Swap Agreements, any Person that was a Lender or an Affiliate of a Lender at the time the relevant Swap Agreement was entered into) pursuant to the terms of this Agreement or any other Loan Document, including any obligation to provide Cash Collateral, or in respect of any Letter of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Parent or any of its Subsidiaries, whether or not allowed in such case or proceeding).
“Other Connection Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Parent or any Borrower, as applicable, hereunder, Taxes imposed as a result of a present or former connection between such Administrative Agent, Issuing Bank, Lender or other recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Administrative Agent, Issuing Bank, Lender or recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of the Parent Borrower’s request pursuant to Section 2.16(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Borrower” has the meaning set forth in the preamble to this Agreement.
“Parent Convertible Notes” means senior unsecured convertible notes issued by the Parent which (i) are not guaranteed by or otherwise of recourse to the Parent Borrower or any of its Subsidiaries, (ii) do not mature or require any principal payments prior to the date that is 180 days following the Maturity Date and (iii) contain terms which (x) are customary for similar types of Indebtedness at such time (as reasonably determined by the Parent) and (y) are not more restrictive on the Parent and its Subsidiaries than this Agreement and do not contain any financial maintenance covenants.
“Participant” has the meaning set forth in Section 10.04(c)(i).
“Participant Register” has the meaning set forth in Section 10.04(c)(iii).
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patents” has the meaning assigned to such term in the Security Agreement.

“Payment” has the meaning specified in Section 8.11(a).
“Payment Account” has the meaning specified in Section 5.12(b).
“Payment Conditions” means, with respect to any Specified Restricted Transaction, the satisfaction of the following conditions:
(a)    as of the date of any such Specified Restricted Transaction and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;
(b)    the applicable condition below shall be satisfied:
(i)    Consolidated EBITDA for the applicable Measurement Period calculated on a Pro Forma Basis is less than or equal to $0, then (i) Total Liquidity immediately before and after giving pro forma effect to such Specified Restricted Transaction shall be greater than or equal to $600,000,000 and (ii) Excess Availability (both before and after giving pro forma effect to such Specified Restricted Transaction both as of such date and on an average daily basis during the thirty (30) consecutive day period ending on and including the date of the applicable Specified Restricted Transaction) shall be not less than (x) in the case of a Specified Restricted Payment or Specified Restricted Debt Payment, the greater of (A) 15% of the Line Cap and (B) $60,000,000, or (y) in the case of a Specified Restricted Investment, the greater of (A) 12.5% of the Line Cap and (B) $50,000,000, in each case, as of such date;
(ii)    if Consolidated EBITDA for the applicable Measurement Period calculated on a Pro Forma Basis is greater than $0 but less than $150,000,000, then (i) Total Liquidity immediately before and after giving pro forma effect to such Specified Restricted Transaction shall be greater than or equal to $400,000,000 and (ii) Excess Availability (both before and after giving pro forma effect to such Specified Restricted Transaction both as of such date and on an average daily basis during the thirty (30) consecutive day period ending on and including the date of the applicable Specified Restricted Transaction) shall be not less than (x) in the case of a Specified Restricted Payment or Specified Restricted Debt Payment, the greater of (A) 15% of the Line Cap and (B) $60,000,000, or (y) in the case of a Specified Restricted Investment, the greater of (A) 12.5% of the Line Cap and (B) $50,000,000, in each case, as of such date; or
(iii)    if Consolidated EBITDA for the applicable Measurement Period calculated on a Pro Forma Basis is greater than or equal to $150,000,000, then (i) the Consolidated Leverage Ratio for the applicable Measurement Period after giving Pro Forma Effect to such Specified Restricted Transaction shall be less than or equal to 2.00:1.00 and (ii) Excess Availability (both before and after giving pro forma effect to such Specified Restricted Transaction both as of such date and on an average daily basis during the thirty (30) consecutive day period ending on and including the date of the applicable Specified Restricted Transaction) shall be not less than (x) in the case of a Specified Restricted Payment or Specified Restricted Debt Payment, the greater of (A) 15% of the Line Cap and (B) $60,000,000, or (y) in the case of a Specified Restricted Investment, the greater of (A) 12.5% of the Line Cap and (B) $50,000,000, in each case, as of such date; and
(c)    the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.
“Payment Notice” has the meaning specified in Section 8.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by the Parent, the Parent Borrower, any Subsidiary or any ERISA Affiliate or with respect to which any of the Parent, the Parent Borrower, any Subsidiary or any ERISA Affiliate has actual or contingent liability.
“Perfection Certificate” means a certificate in the form of Exhibit I hereto.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Parent’s common Equity Interests purchased by the Parent in connection with the issuance of the Parent Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent from the sale of such Parent Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender similarly situated) business judgment.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    Liens (other than any Lien imposed under ERISA or Section 430(k) of the Code) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and to secure surety and appeal bonds in respect of judgments that do not constitute an Event of Default under Section 7.01(k);
(e)    Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);
(f)    easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent, the Parent Borrower or any Subsidiary;
(g)    UCC financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(h)    leases or subleases not prohibited under this Agreement which are granted to other Persons and not interfering in any material respect, individually or taken as a whole, with the business of the lessor or sublessor;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;
(k)    rights of consignors of goods in goods consigned in the ordinary course of business, whether or not perfected by the filing of a financing statement or other registration, recording or filing;
(l)    Liens (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) in favor of the commodities broker or intermediary attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of banking institutions arising as a matter of law or under other customary general terms and conditions encumbering deposits maintained with such banking institutions (including the right of set-off) which Liens secure obligations related to the maintenance of such accounts and do not secure Indebtedness for borrowed money;
(m)    [reserved];
(n)    [reserved];
(o)    Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business; provided that such Liens do not materially interfere with the ordinary conduct of business of the Parent, the Parent Borrower or any Subsidiary; and
(p)    operating leases of vehicles or equipment which are entered into in the ordinary course of the business.
“Permitted Factoring Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Factoring Transactions in connection with their purchase of Receivables Assets, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of such Permitted Factoring Transactions (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Factoring Transactions which are payable to any Person other than the Parent, any Borrower or any of their Subsidiaries).
“Permitted Factoring Transaction” means any Factoring Transaction so long as (a) such Factoring Transaction is non-recourse to, and does not obligate, the Parent, any Borrower or any Subsidiary thereof, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings, (b) all sales, conveyances and/or assignments of Receivables Assets by the Parent Borrower or any Subsidiary thereof in connection with such Factoring Transaction are made at fair market value (as determined in good faith by the Parent Borrower or any applicable Subsidiary), and 100% of the proceeds of such sales, conveyances and/or assignments are received in cash, (c) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Parent Borrower or any applicable Subsidiary) and may include Standard Securitization Undertakings, and (d) such Factoring Transaction shall be in compliance with each of the Receivables Financing Limitations. The grant of a security interest in any accounts receivable of the Parent Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) to secure any credit agreement shall not be deemed a Permitted Factoring Transaction in and of itself.
“Permitted Holders” means one or more of AES and Siemens.
“Permitted Receivables Facility” means any Receivables Facility so long as (a) such Receivables Facility does not obligate the Parent, any Borrower or any Subsidiary thereof, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings, (b) all sales, contributions, conveyances and/or assignments of Receivables Assets by the Parent Borrower or any Subsidiary to any Receivables Subsidiary in connection with such Receivables Facility are made at fair market value (as determined in good faith by the Parent Borrower or any applicable Subsidiary), (c) the proceeds from the sale, contribution, conveyance and/or assignment of such Receivables Assets by the Parent, any Borrower or any Subsidiary thereof are received in cash or a dollar for dollar increase in the value of the Equity Interest of the Parent, such Borrower or such Subsidiary, as applicable, in the Receivables Subsidiary, and at least 75% of the face value of the sold, contributed, conveyed and/or assigned Receivables Assets shall be paid to the Parent, such Borrower or such Subsidiary, as applicable, in cash, (d) any such Receivables Facility (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Receivables Facility is first entered into (as determined in good faith by the Parent Borrower or any applicable Subsidiary) and may include Standard Securitization Undertakings, and (e) such Receivables Facility shall be in compliance with each of the Receivables Financing Limitations. The grant of a security interest in any accounts receivable of the Parent Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) to secure any credit agreement shall not be deemed a Permitted Receivables Facility in and of itself.
“Permitted Receivables Facility Principal Amount” means, on any date of determination, the aggregate cash amount advanced by the lenders or purchasers under Permitted Receivables Facilities to Receivables Subsidiaries in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets, principal payments or otherwise in accordance with the terms of the documents and agreements evidencing, relating to or otherwise governing the Permitted Receivables Facilities.
“Permitted Refinancing” means, with respect to any Indebtedness, any Indebtedness constituting a refinancing or replacement thereof so long as (a) on the date of such refinancing or replacement, no Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing or replacement Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a weighted average life to maturity that is shorter than that of the Indebtedness being refinanced or replaced, (ii) if the Indebtedness being refinanced or replaced (or the Liens securing such Indebtedness) is subordinated to the Obligations (or to the Liens securing the Obligations, if applicable) by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be (and be secured by Liens, if applicable) at least as subordinate to the Obligations (or to the Liens securing the Obligations) as the Indebtedness being refinanced or replaced (and unsecured if the refinanced or replaced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced or replaced plus, accrued interest, any customary premium or other payment required to be paid in connection with such refinancing or replacement, the amount of customary fees and expenses of the Borrowers or any of their Subsidiaries incurred in connection with such refinancing or replacement, and any unutilized commitments thereunder; and (c) the obligors on such refinancing or replacement Indebtedness shall be the obligors on such Indebtedness being refinanced or replaced; provided that any Loan Party shall be permitted to guarantee any such refinancing or replacement Indebtedness of any other Loan Party.
“Permitted Third Party Bank” means any bank or other financial institution, other than the Lenders, with whom any Loan Party maintains a Controlled Account.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Parent’s common Equity Interests sold by the Parent substantially concurrently with any purchase by the Parent of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Parent, the Parent Borrower, a Subsidiary or any ERISA Affiliate or to which the Parent, the Parent Borrower, a Subsidiary or an ERISA Affiliate has or would have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Parent, the Parent Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Platform” has the meaning set forth in Section 10.01.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Office” means the office of the Administrative Agent as set forth in Section 10.01, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrowers and each Lender.
“Pro Forma Basis” or “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.
“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from investment property, collections thereon or distributions or payments with respect thereto.

“Protective Advance Exposure” means at any time, the Dollar Equivalent of the sum of the aggregate amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposure at such time.
“Protective Advances” has the meaning set forth in Section 2.02(e).
“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 180 days following such acquisition, construction or improvement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.18.
“Qualified Equity Interests” means any Equity Interests that is not Disqualified Equity Interests.
“Qualified Keepwell Provider” has the meaning assigned to it in Section 9.01(i).
“Receivables Assets” means accounts receivable (whether now existing or arising in the future) owed to the Parent Borrower or any of its Subsidiaries which has been sold, conveyed, assigned or otherwise transferred to a Receivables Subsidiary or any other Person in connection with a Factoring Transaction or a Receivables Facility, and (i) all collateral securing such accounts receivable, (ii) all contracts and all guarantees or other payment support obligations (including letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, (iii) all proceeds of such accounts receivable and other assets which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions involving accounts receivable, and (iv) any Swap Agreements entered into by the Parent Borrower or any such Subsidiary in connection with such accounts receivable.
“Receivables Facility” means any transaction or series of transactions that may be entered into by the Parent Borrower or any Subsidiary pursuant to which the Parent Borrower or such Subsidiary, as applicable, sells, contributes, conveys, assigns or otherwise transfers Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the Parent Borrower or any of its Subsidiaries), and such Receivables Subsidiary pays all the proceeds of the Receivables Facility, which may be net of transaction expenses, to the transferors of such Receivables Assets as the purchase price for all or a portion of such Receivables Assets, and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), which in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred).
“Receivables Financing Limitations” means, collectively, (a) the sum of (i) the aggregate outstanding amount of all Permitted Factoring Transactions (provided that the outstanding amount of any Permitted Factoring Transactions for purposes of this definition shall be deemed to be equal to the Permitted Factoring Net Investment for the most recent Measurement Period with respect thereto), plus (ii) the aggregate outstanding amount of all Permitted Receivables Facilities (provided that the outstanding amount of any Permitted Receivables Facility for purposes of this definition shall be deemed to be equal to the Permitted Receivables Facility Principal Amount at such time with respect thereto), shall not exceed $150,000,000, and (b) in addition to the foregoing with respect to any Permitted Factoring Transactions and/or Permitted Receivables Facilities involving Inventory Receivables Assets, the sum of (i) the aggregate outstanding amount of all such Permitted Factoring Transactions involving Inventory Receivables Assets (provided that the outstanding amount of any Permitted Factoring Transactions for purposes of this definition shall be deemed to be equal to the Permitted Factoring Net Investment for the most recent Measurement Period with respect thereto), plus (ii) the aggregate outstanding amount of all such Permitted Receivables Facilities involving Inventory Receivables Assets (provided that the outstanding amount of any Permitted Receivables Facility for purposes of this definition shall be deemed to be equal to the Permitted Receivables Facility Principal Amount at such time with respect thereto), shall not exceed $50,000,000.
“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Parent Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Facility) to which the Parent Borrower or any Subsidiary sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets, and any business or activities incidental or related to such business, and which is designated by senior management or the board of directors of the Parent Borrower as a Receivables Subsidiary, and:
(A) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Borrower or any Subsidiary (other than a Receivables Subsidiary, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent Borrower or any Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Parent Borrower or any Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,
(B)     with which neither the Parent Borrower nor any Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Parent Borrower reasonably believes to be no less favorable to the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower, and
(C)     to which neither the Parent Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by senior management or the Board of Directors of the Parent Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Parent Borrower or the determination by applicable senior management of the Parent Borrower, in each case giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 8:00 a.m. (New York time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is Term CORRA, then 1:00 p.m. (Toronto time) on the day that is two Business Days prior to such setting, or (4) if such Benchmark is not the Term SOFR Rate, the EURIBOR Rate or Term CORRA, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 10.04(b).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, trustees, shareholders, directors, officers, employees, agents, representatives, attorneys, controlling Persons and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, and (iii) with respect to any Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, and (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate, as applicable.
“Rent Reserve” means the aggregate of (a) all past due rent, storage charges, fees and other amounts owing by the Parent or any Subsidiary to any landlord, bailee, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker, contract manufacturer or other Person who possesses any Inventory of a Borrower or could assert a Lien on any Inventory of a Borrower and (b) an amount equal to three months’ rent, storage charges, fees or other amounts (or, if greater and the Administrative Agent so elects in its Permitted Discretion, the number of months’ rent, storage charges, fees or other amounts for which any such Person will have, under applicable law, a Lien on any Inventory of a Borrower to secure payment of such amounts) payable to any such Person (such amount to be determined by the Administrative Agent in its Permitted Discretion, in each case, unless such Person has executed and delivered a Collateral Access Agreement to the Administrative Agent.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Reporting Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) Excess Availability is less than the greater of (A) $50,000,000 or (B) 12.5% of the Line Cap and (b) continuing until the date that during the previous thirty (30) consecutive days (i) no Event of Default has existed and (ii) Excess Availability has been greater than the greater of (A) $50,000,000, or (B) 12.5% of the Line Cap at all times.
“Required Lenders” means, at any time, Lenders (a) having Revolving Credit Exposure and unused Commitments representing more than 50% of the sum of the Total Revolving Extensions of Credit and unused Commitments of all Lenders at such time, or (b) at any time after the Commitments of all Lenders shall have been terminated, holding more than 50% of the Total Revolving Extensions of Credit at such time; provided that, for purposes of this definition of “Required Lenders”, a Lender and its Affiliates shall be deemed to be one Lender. The Revolving Credit Exposure and Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Reserves” means, as of any date of determination, Rent Reserves and those other reserves which the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.01(b), to establish and maintain (including, without limitation, (a) reserves with respect to sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased personal property assets, rents or other amounts payable under such leases) and has failed to pay, (b) reserves for slow-moving Inventory and Inventory shrinkage and other reserves based on the results of appraisals, (c) reserves for rebates, discounts, warranty claims, rejections and returns, (e) reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges, (e) reserves to reflect any impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base or the proceeds thereof, (f) reserves to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral included in the Borrowing Base or the proceeds thereof, (g) reserves with respect to amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral), (h) reserves with respect to Inventory that is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent (such as, without limitation, a right of reclamation or stoppage in transit), (i) reserves with respect to customer deposits or milestone payments or amounts which in the Permitted Discretion of the Administrative Agent are likely to be set-off amounts payable in respect of customer contracts, (j) customs duties, and other costs to release Inventory which is being imported into the United States, (k) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base or the proceeds thereof, and (l) to reflect matters that adversely affect the enforceability or priority of the Administrative Liens on the Collateral) with respect to the Borrowing Base or the Line Cap.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the president, the chief executive officer or any Financial Officer of the applicable Loan Party, or any other Person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.
“Restricted Cash” means, at any time, the cash and Cash Equivalents of the Parent and its Subsidiaries to the extent (a) classified (or required to be classified) as restricted cash or restricted Cash Equivalents on the balance sheet of the Parent and its Subsidiaries in accordance with GAAP or (b) such cash or Cash Equivalents are subject to any Lien (other than (x) Liens in favor of the Secured Parties pursuant to the Security Documents and (y) Liens permitted pursuant to clauses (a), (e), (l)(i) and (l)(iii) of the definition of Permitted Encumbrances and under Section 6.02(l)).
“Restricted Debt Payment” has the meaning specified in Section 6.05(b).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interest. For the avoidance of doubt, the receipt or acceptance by the Parent, the Parent Borrower or any Subsidiary of the return of Equity Interests issued by the Parent, the Parent Borrower or any Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition, shall not be deemed to be a Restricted Payment.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan, (ii) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement, (iii) the date of delivery of any Borrowing Base Certificate pursuant to Section 5.01(g), and (iv) the date of any voluntary reduction of the Commitments pursuant to Section 2.06; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any  extension of such Letter of Credit, (iv) the date of any amendment of such Letter of Credit that has the effect of increasing the available balance thereof, (v) the date of delivery of any Borrowing Base Certificate pursuant to Section 5.01(g), and (vi) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency; (c) for purposes of calculating the Commitment Fee, the last day of any calendar quarter; and (d) any additional date as the Administrative Agent or the relevant Issuing Bank, as applicable, may determine or the Required Lenders may require.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Revolving Loans, its Protective Advance Exposure, its Swingline Exposure and its LC Exposure at such time.
“Revolving Lender” means each Lender that has a Commitment or that holds Revolving Loans.
“Revolving Loans” has the meaning set forth in Section 2.01(a).
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any country-wide or territory-wide Sanctions (and, as of the Effective Date, Crimea, Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, the Government of Canada, His Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority in which the Parent and its Subsidiaries operate (except to the extent inconsistent with U.S. law), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the Government of Canada, His Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority in which the Parent and its Subsidiaries operate.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” means the collective reference to the Administrative Agent, the Lenders, the Swingline Lenders, the Issuing Banks and any other Person to which Obligations are owed.
“Securities Account” has the meaning set forth in the UCC.
“Security Agreement” means the Security Agreement, dated as of the Effective Date, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, including by each joinder agreement thereto.
“Security Documents” means the collective reference to the Security Agreement, the Control Agreements, any Mortgages and all other security documents hereafter delivered to the Administrative Agent by a Loan Party granting or perfecting a Lien on any property or right of any person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Shortfall Amount” means the amount by which the Maximum Amount exceeds the Distributed Amount.
“Siemens” refers to Siemens AG, a company incorporated under the laws of Germany, and its subsidiaries and affiliates, including Siemens Industry, Inc., a Delaware corporation.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to the Parent and its Subsidiaries on a particular date, that on such date (a) the fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Parent and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of the Parent and its Subsidiaries, on a consolidated basis, is not less than the total amount of liabilities, including contingent liabilities, of the Parent and its Subsidiaries, on a consolidated basis, (c) the Parent and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business, and (d) the Parent and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 (ASC 450)).
“Special Purpose Subsidiary” means (a) any not-for-profit Subsidiary, (b) any Captive Insurance Company, and (c) any Receivables Subsidiary.
“Specified Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent or any Subsidiary thereof and any Lender or Affiliate thereof, which (i) is in effect as of the Effective Date or (ii) has been designated by such Lender and the Parent Borrower, by notice to the Administrative Agent after the execution and delivery thereof, as a “Specified Cash Management Agreement”. For the avoidance of doubt, the Citi Supplier Financing Agreement shall not constitute a Specified Cash Management Agreement.
“Specified Restricted Debt Payment” means any Restricted Debt Payment made pursuant to Section 6.05(b)(iv).

“Specified Restricted Investment” means any Investment made pursuant to Section 6.04(m).
“Specified Restricted Payment” means any Restricted Payment made pursuant to Section 6.05(a)(iii), Section 6.05(a)(vi), Section 6.05(a)(ix) or Section 6.05(a)(x)(G).
“Specified Restricted Transaction” means each Specified Restricted Debt Payment, Specified Restricted Investment and Specified Restricted Payment that by the terms of this Agreement requires such test to be calculated under the Payment Conditions.
“Specified Swap Agreement” means any Swap Agreement in respect of interest rates or currency exchange rates (i) entered into by the Parent or any Subsidiary thereof and any Person that is a Lender or an Affiliate of a Lender which is in effect as of the Effective Date or (ii) designated as a Specified Swap Agreement pursuant to Section 2.21; provided that such Swap Agreement is entered into to hedge or mitigate risks, and not for speculative purposes, in the ordinary course of the Parent’s or such Subsidiary’s business or in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent or such Subsidiary.
“Specified Transaction” means (a) any incurrence or repayment of Indebtedness of the Parent Borrower or a Subsidiary, (b) any Investment that results in a Person becoming a Subsidiary, (c) any Disposition, (d) the establishment, acquisition or creation of any new joint venture of the Parent Borrower or any Subsidiary, (e) any issuance of Equity Interests, (f) any acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or of all or substantially all of the assets of a Person, and (g) any Specified Restricted Transaction.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent, any Borrower or any Subsidiary thereof which the Parent Borrower has determined in good faith to be customary in a Factoring Transaction or Receivables Facility, as applicable, including, without limitation, those relating to the servicing of Receivables Assets.
“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
(i)     being a Subsidiary of the Parent or an Affiliate thereof; or
(ii)     having acquired (directly or indirectly) any Commitment, participation in any Loan and/or any other participation rights (including by way of sub-participation) in any of the

Loans and/or any other rights and obligations under the Loan Documents from a Subsidiary of the Parent or an Affiliate thereof in accordance with Section 10.04 or otherwise.
“Subsidiary” means, unless otherwise specified, any subsidiary of the Parent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, unlimited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
“Supermajority Lenders” means at any time, Lenders (a) having Revolving Credit Exposure and unused Commitments representing more than 66 2/3% of the sum of the Total Revolving Extensions of Credit and unused Commitments of all Lenders at such time, or (b) at any time after the Commitments of all Lenders shall have been terminated, holding more than 66 2/3% of the Total Revolving Extensions of Credit at such time; provided that, for purposes of this definition of “Supermajority Lenders”, a Lender and its Affiliates shall be deemed to be one Lender. The Revolving Credit Exposure and Commitment of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.
“Supplier Financing Excess Amount” has the meaning assigned to it in Section 6.01(k).
“Supported QFC” has the meaning assigned to it in Section 10.18.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or its Subsidiaries shall be a Swap Agreement.
“Swap Obligation” has the meaning assigned to it in Section 9.01(i).
“Swingline Commitment” means the ability of the Swingline Lender, in its discretion, to make Swingline Loans pursuant to Section 2.02(f) in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.
“Swingline Exposure” means at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender” means Barclays Bank PLC, in its capacity as a lender of Swingline Loans.
“Swingline Loans” has the meaning set forth in Section 2.02(f).
“Swingline Participation Amount” has the meaning set forth in Section 2.03(b)(iii).
“Swingline Exposure” means at any time, the Dollar Equivalent of the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.
“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of November 1, 2021, among the Parent, the Parent Borrower and the other parties thereto, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, goods and services tax, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or Adjusted Term CORRA.
“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Adjustment” means, for any calculation with respect to a Term CORRA Loan, a percentage per annum equal to (a) 0.29547% for a one-month Interest Period and (b) 0.32138% for a three-month Interest Period.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Borrowing” means, as to any Borrowing, the Term CORRA Loans comprising such Borrowing.
“Term CORRA Loan” means a Loan that bears interest at a rate based on Adjusted Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 8:00 a.m., New York time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Assets” means, as of any date of determination, the total assets of the Parent and its Subsidiaries, on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent delivered pursuant to Section 5.01(a) or (b).
“Total Liquidity” means, at any time and subject to Section 6.01(k), the sum of (a) all cash and Cash Equivalents (other than any Restricted Cash) held by the Loan Parties held in a Controlled Account maintained by a branch office of the depository bank or securities intermediary located within the United States (which Controlled Account requirement shall not be required with respect to cash and Cash Equivalents (other than any Restricted Cash) held at a depositary bank of securities located within the United States until the date that is 90 days after (x) (in the case of Controlled Accounts existing as of the Effective Date) the Effective Date or (y) (in the case of a Controlled Account opened after the Effective Date) the date such account is opened), and (b) the aggregate amount of Excess Availability at such time.
“Total Revenues” means, as of any date of determination, the gross revenues of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent income statement of the Parent delivered pursuant to Section 5.01(a) or (b).
“Total Revolving Extensions of Credit” means, at any time, the Dollar Equivalent aggregate amount of the Revolving Credit Exposure of the Lenders outstanding at such time.

“Trademarks” has the meaning assigned to such term in the Security Agreement.
“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the issuance of Letters of Credit hereunder, the use of the proceeds thereof, the Existing Indebtedness Refinancing, and the payment of fees and expenses relating to each of the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, Adjusted Term CORRA, the Canadian Prime Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time; provided, that if attachment, perfection or the effect of perfection or non-perfection or the priority of any security interest in, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, effect of perfection or non-perfection, priority or remedies.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.18.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the

Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated (1) without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof, (2) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (3) all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP on December 14, 2018 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capital Lease Obligations. Prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b) on or after the Effective Date, any reference in this Agreement to the financial statements delivered pursuant to Section 5.01(a) or (b) or similar reference to the same effect shall be deemed to refer to the most recently delivered financial statements.
Section 1.05    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrowers, pursuant to Section 2.11(b), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Adjusted Daily Simple SOFR, the Adjusted EURIBOR Rate, Adjusted Term CORRA, the Adjusted Term SOFR Rate or the Canadian Prime Rate or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b) upon the occurrence of a Benchmark Transition Event, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any the Alternate Base Rate, Adjusted Daily Simple SOFR, the Adjusted EURIBOR Rate, Adjusted Term CORRA, the Adjusted Term SOFR Rate or the Canadian Prime Rate, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Adjusted Daily Simple SOFR, the Adjusted EURIBOR Rate, Adjusted Term CORRA, the Adjusted Term SOFR Rate, the Canadian Prime Rate or any other Benchmark, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.06    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.07    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is available to be drawn.
Section 1.08    Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable. Notwithstanding the foregoing, all Borrowing Base Certificates and related calculations delivered under this Agreement shall express such calculations or determinations in Dollars, as applicable based on a currency exchange rate used in preparing the applicable financial statements or financial reporting for the period applicable to such Borrowing Base Certificates.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or a Canadian Prime Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

Section 1.09    Certain Calculations and Tests.
(a)    Notwithstanding anything to the contrary herein, the Consolidated Leverage Ratio (and the component definitions thereof) shall be calculated in the manner prescribed by this Section 1.09.
(b)    For purposes of calculating the Consolidated Leverage Ratio (and the component definitions thereof), Specified Transactions that have been consummated (i) during the applicable Measurement Period or (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made in each case shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If, since the beginning of any Measurement Period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Consolidated Leverage Ratio (and the component definitions thereof) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.09.
(c)    In the event that any Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange, extinguishment or satisfaction and discharge) any Indebtedness included in the calculations of the Consolidated Leverage Ratio (and the component definitions thereof), as the case may be (in each case, other than Indebtedness incurred or repaid under this Agreement), (i) during the applicable Measurement Period and/or (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Leverage Ratio (and the component definitions thereof) shall be calculated giving Pro Forma Effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Measurement Period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Parent Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Borrower may designate.
(d)    Notwithstanding anything to the contrary herein, unless the Borrowers otherwise notify the Administrative Agent, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.
(e)    For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the earnings of such Person or business shall not be excluded from the calculation of Consolidated EBITDA until such Disposition shall have been consummated.

Section 1.10    Borrower Representative. Each Borrower hereby designates the Parent Borrower as the Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Article 2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
ARTICLE 2
THE CREDITS
Section 2.01    Commitments.
(a)    Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans (collectively, “Revolving Loans”) in Dollars or in one or more Alternative Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in:
(i)    such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Commitment; or
(ii)    the Total Revolving Extensions of Credit exceeding the Line Cap.
(clauses (i) and (ii) above, collectively, the “Borrowing Limits”) subject to, in each case, the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.02(e). Within the foregoing limits and subject to the terms and conditions set forth herein, during the Availability Period, the Borrowers may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
(b)    Anything to the contrary in this Section 2.01 notwithstanding, the Administrative Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves and against the Borrowing Base, and to make more restrictive the eligibility criteria set forth in the definitions of Eligible Inventory and Eligible In-Transit Inventory in accordance with the definitions thereof; provided, that the Administrative Agent shall notify and consult with the Borrowers at least three Business Days prior to the date on which any such reserve is to be established or increased, or on which any such change to the eligibility criteria is effective; provided further, that (A) the Borrowers may not obtain any new Loans (including Swingline Loans) or Letters of Credit to the extent that such Loan (including Swingline Loans) or Letter of Credit would exceed the Borrowing Limits after giving effect to the establishment or increase of such Reserve, or such change in eligibility criteria, as set forth in such notice; (B) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; (C) no such prior notice shall be required during the continuance of any Event of Default; and (D) no such prior notice shall be required with respect to any Reserve established in respect of any Lien that has priority over the Administrative Agent’s Liens on the Collateral. The amount of any Reserve established by the Administrative Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Inventory and Eligible In-Transit Inventory, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria. Upon notice of or establishment or increase in Reserves, or change to make the eligibility criteria set forth in the definitions of Eligible Inventory or Eligible In-Transit Inventory more restrictive, the Administrative Agent agrees to make itself available to discuss the Reserve or increase, or change in eligibility criteria, and the Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such Reserve or increase, or change in eligibility criteria, no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Subject to the notice period described above (if applicable), in no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve or such eligibility criteria.
Section 2.02    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders in accordance with their respective Applicable Percentages. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required hereby.
(b)    Subject to Section 2.11, each Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of ABR Loans or Term Benchmark Loans, (B) in the case of Borrowings in Canadian Dollars, entirely of Canadian Prime Rate Loans or Term Benchmark Loans, and (C) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans, in each case of the same Agreed Currency, as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $1,000,000. At the time that each ABR Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $1,000,000; provided that (i) an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e) and (ii) the Swingline Lender may request, on behalf of any Borrower, an ABR Borrowing in other amounts pursuant to Section 2.03(b). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Term Benchmark Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(e)    (i) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s

Permitted Discretion, but shall have absolutely no obligation, to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by any Loan Party pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be made in Dollars as ABR Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time (x) the amount equal to the Line Cap minus the Total Revolving Extensions of Credit then outstanding (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Loans) exceeds the amount of any Protective Advance and (y) the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.02(e).
(ii)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Protective Advances then due).
(f)    (i) Subject to the terms and conditions hereof, from time to time during the Availability Period, the Swingline Lender, may, in its sole discretion, make a portion of the credit otherwise available to the applicable Borrower under the Commitments by making swing line loans (“Swingline Loans”) to such Borrower; provided that (in each case, with respect to the Dollar Equivalent thereof) (A) the sum of (w) the Swingline Exposure of the Swingline Lender (in its capacity as the Swingline Lender and a Lender), (x) the aggregate principal amount of outstanding Loans made by the Swingline Lender (in its capacity as a Lender), (y) the LC Exposure of the Swingline Lender (in its capacity as an Issuing Bank) and (z) the Protective Advance Exposure of the Swingline Lender (in its capacity as a Lender) shall not exceed its Commitment then in effect, (ii) the sum of the outstanding Swingline Loans shall not exceed the Swingline Commitment, and (iii) the applicable Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, any of the Borrowing Limits would be exceeded, subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.02(e). During the Availability Period, the applicable Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be in Dollars and be ABR Loans only.

(ii)    The applicable Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and five (5) Business Days after such Swingline Loan is made; provided that on each date that a Loan is borrowed, such Borrower shall repay all Swingline Loans then outstanding to such Borrower and the proceeds of any such Revolving Loans made to such Borrower shall be applied by the Administrative Agent to repay any Swingline Loans outstanding to such Borrower.
Section 2.03    Requests for Borrowings.
(a)    To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone or telecopy (i) (A) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing and (B) in the case of any other Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the Agreed Currency and aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing or a Term Benchmark Borrowing;
(iv)    in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the currency of a Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Request for a Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term Benchmark Borrowing for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.

(b)    (i) Whenever the applicable Borrower desires that the Swingline Lender make a Swingline Loan it shall give the Swingline Lender irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Swingline Lender not later than 12:00 noon, Local Time, on the proposed Borrowing Date), specifying (i) the currency and amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Availability Period). Each borrowing under the Swingline Commitment shall be in a Dollar Equivalent amount equal to $500,000 (or the Dollar Equivalent thereof), or a whole multiple of $100,000 (or the Dollar Equivalent thereof) in excess thereof. Not later than 3:00 p.m., Local Time, on the Borrowing Date specified in the Borrowing Request in respect of Swingline Loans, the Swingline Lender shall, if it has agreed in its discretion to make such Swingline Loan, make available to the Administrative Agent at the relevant Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account designated by such Borrower on such Borrowing Date in immediately available funds.
(ii)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of each Borrower (each of which hereby irrevocably direct the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than, 12:00 noon, Local Time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Applicable Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the relevant Funding Office in immediately available funds, not later than 10:00 a.m., Local Time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans made to such Borrower to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans. Each Refunded Swingline Loan shall be an ABR Loan.
(iii)    If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.03(b)(ii), one of the events described in Section 7.01(h) or (i) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.03(b)(ii), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.03(b)(ii), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Applicable Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
(iv)    Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(v)    Each Revolving Lender’s obligation to make the Loans referred to in Section 2.03(b)(ii) and to purchase participating interests pursuant to Section 2.03(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4.02, (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by the applicable Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
Section 2.04    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for the purpose of receiving payments of such type by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.19(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.05    Interest Elections.
(a)    Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if a Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the applicable Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), a Canadian Prime Rate Borrowing (in the case of Borrowings denominated in Canadian Dollars), or a Term Benchmark Borrowing; and
(iv)    if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.
(e)    If the Borrowers fail to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period. If the Borrowers fail to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Alternative Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrowers shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers , then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing denominated in an Alternative Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate for Term Benchmark Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrowers by the earlier of (x) the date that is three Business Days after receipt by the Borrowers of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrowers shall be deemed to have elected clause (A) above.
Section 2.06    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of any Revolving Loans and Swingline Loans in accordance with Section 2.08, the Total Revolving Extensions of Credit would exceed the Line Cap or any of the Borrowing Limits would be exceeded.
(c)    The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.
Section 2.07    Repayment of Loans; Evidence of Debt.
(a)    The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, the currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.08    Prepayment of Loans.
(a)    The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy or delivery of written notice) or telecopy of any prepayment hereunder (i)(x) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (y) in the case of prepayment of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (z) in the case of prepayment of a Term Benchmark Borrowing denominated in Canadian Dollars, not later than 12:00 noon, New York City time three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.

(c)    The Borrowers shall from time to time prepay the Revolving Loans and Swingline Loans to the extent necessary so that the Total Revolving Extensions of Credit shall not at any time exceed the Line Cap then in effect.
(d)    If at any time, the Total Revolving Extensions of Credit (calculated, with respect to any Loans or LC Exposure denominated in an Alternative Currency, as of the most recent Revaluation Date with respect to such Loan or LC Exposure) exceed (i) the total Commitments of all Lenders then in effect, (ii) the Total Revolving Extensions of Credit (excluding for such purposes Protective Advances) exceed the Line Cap, or (iii) any of the Borrowing Limits are exceeded, the Borrowers shall immediately repay Borrowings, Protective Advances and Cash Collateralize LC Exposure in accordance with the procedures set forth in Section 2.17(d) in an aggregate principal amount equal to such excess (it being understood that the Borrowers shall prepay Revolving Loans, Swingline Loans and/or Protective Advances prior to Cash Collateralization of LC Exposure).
(e)    On each Business Day during any Full Cash Dominion Period, the Administrative Agent shall apply all funds credited to any applicable Payment Account as of 10:00 a.m., Local Time, on such Business Day (whether or not immediately available), first to prepay any Protective Advances that may be outstanding, second, to prepay the Swingline Loans, third, to Cash Collateralize LC Exposure to the extent required by, and in accordance with the procedures set forth in, Section 2.17(d), fourth to prepay other Revolving Loans (without a corresponding reduction in Commitments), and fifth, any balance remaining shall be paid over to the Borrowers. In the event and to the extent that any Obligations, Protective Advances or Loans remain unpaid (the “Payment Requirements”) following such application as a result of a mismatch between the currencies of the amounts in the Payment Accounts and the currencies in which the outstanding Payment Requirements are denominated, the Borrowers shall be deemed to have requested the Administrative Agent to convert any excess funds remaining in the Payment Accounts to the currency or currencies of the outstanding Payment Requirements and apply such converted amounts to such outstanding Payment Requirements.
Section 2.09    Fees.
(a)    The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate from time to time used to determine the interest rate on Term SOFR Loans on the Dollar Equivalent of the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the applicable Borrower and such Issuing Bank (but not to exceed 0.20% per annum) on the Dollar Equivalent of the average daily amount of the

LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent in the Administrative Agent Fee Letter.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.10    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Canadian Prime Loan Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.
(c)    The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate, Adjusted Term CORRA or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d)    Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a) or (b) of Section 7.01 has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or a Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)    Interest computed by reference to the Term SOFR Rate or the EURIBOR Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, Term CORRA or the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Canadian Prime Rate, Adjusted Term CORRA, Term CORRA, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted EURIBOR Rate or EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.11    Alternate Rate of Interest. (a) Subject to clauses (b), (d), (e), (f) and (g) of this Section 2.11, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, Adjusted Term CORRA or Term CORRA, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that, prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, Adjusted Term CORRA or Term CORRA for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Borrowing Request requests a Term Benchmark Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing, (C) if any Borrowing Request requests a Term Benchmark Borrowing in Canadian Dollars, such Borrowing shall be made as a Canadian Prime Rate Borrowing, and (D) if any Borrowing Request requests a Term Benchmark Borrowing (other than a Term Benchmark Borrowing in Dollars), then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.11(a)(i) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate for Term Benchmark Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrowers’ election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11(b)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    [reserved].
(d)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right (in consultation with the Borrower Representative) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)    The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11(e).
(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the applicable Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans, (y) the applicable Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Canadian Dollars into a request for a Borrowing of or conversion to Canadian Prime Rate Loans or (z) any Term Benchmark Borrowing denominated in an Alternative Currency (other than Canadian Dollars) shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.11(g), (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan denominated in Canadian Dollars on such day, or (iii) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars or Canadian Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate for Term Benchmark Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrowers’ election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

Section 2.12    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBOR Rate) or any Issuing Bank;
(ii)    subject the Administrative Agent, any Issuing Bank, any Lender, the London or other applicable offshore interbank market for the applicable Agreed Currency or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Indemnified Taxes and Excluded Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Notwithstanding the foregoing, increased costs due to a Change in Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder.
Section 2.13    Break Funding Payments. With respect to Term Benchmark Loans, in the event of (i) the payment or prepayment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.16 or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or Adjusted Term CORRA, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable Agreed Currency of a comparable amount and period from other banks in the applicable offshore interbank market for such Agreed Currency. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.14    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after making such deduction or withholding for Indemnified Taxes (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent, Issuing Bank or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(b)    In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Issuing Bank and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, or required to be withheld or deducted from any payment to such recipient by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by an Issuing Bank or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Issuing Bank or a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall, to the extent legally entitled to do so, deliver to the Borrowers, at the time or times reasonably requested by a Borrower, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower, shall, to the extent legally entitled to do so, deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)    Any Foreign Lender, if it is legally entitled to do so, shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be required by law or requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)    executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.14(g)(iii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.14(g)(iii) on behalf of such direct or indirect partner or partners; or
(v)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made unless, in the Foreign Lender’s reasonable determination, such completion would subject such Foreign Lender to any material cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.
In addition, any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. In addition, each Lender shall deliver such forms (including those forms required pursuant to Section 2.14(h)) promptly upon the obsolescence or invalidity of any form previously delivered by such Lender or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(h)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender failed to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrowers and the Administrative Agent sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    The Administrative Agent shall deliver to the Parent Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrowers), an executed, properly completed copy (together with all required attachments thereto) of: (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrowers to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrowers.
(k)    Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(l)    For purposes of this Section, the term “Lender” includes any Issuing Bank and the Swingline Lender and the term applicable law includes FATCA.
Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    (i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) in Dollars prior to 12:00 noon,

Local Time, on the date when due and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Local Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent (i) in the case of payments denominated in Dollars, at its Principal Office and (ii) in the case of payments denominated in an Alternative Currency, at its Alternative Currency Payment Office for such Alternative Currency; provided that payments pursuant to Sections 2.12, 2.13 or 2.14 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement, and all other payments hereunder and under each other Loan Document shall be made in Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Loan or LC Disbursement in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such Alternative Currency with the result that such Alternative Currency no longer exists or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders in such Alternative Currency, then all payments to be made by any Borrower hereunder in such Alternative Currency shall instead be made when due in a currency that replaced such Alternative Currency or, if no such replacement currency exists, in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.03(c)(iii) or (iv), paragraph (d) or (e) of Section 2.19, or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.16    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.12, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.12, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice by the Borrowers to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrowers (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrowers exercises their rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent; provided, further, that in the event such Lender shall have received payment of the amount referred to in clause (ii) above, such Lender shall be deemed to have so assigned and delegated all its interests, rights and obligations under this Agreement and the other Loan Documents pursuant to the terms set forth in Exhibit A hereto. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.17    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.02.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to prepay such Defaulting Lender’s Protective Advance Exposure; third, to prepay such Defaulting Lender’s Swingline Exposure; fourth, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; fifth, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(d); sixth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; seventh, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(d); eighth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; ninth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and tenth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if

(x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09(a) or participation fees pursuant to Section 2.09(b)(i) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive participation fees pursuant to Section 2.09(b)(i) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the available balance of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(d); and (B) with respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    So long as no Event of Default shall have occurred and be continuing, all or any part of such Defaulting Lender’s Protective Advance Exposure, Swingline Exposure and participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.17(d).
(b)    If the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the

Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and each Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the related exposure and the participations in any then existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.17(d).
(d)    At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)    Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)    Cash Collateral (or the appropriate portion thereof) provided to reduce each Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.17, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.18    Incremental Facility.
(a)    The Borrowers may by written notice to the Administrative Agent elect to request prior to the Maturity Date, one or more increases to the existing Commitments (any such increase, the “New Commitments”), in Dollars, by an amount not in excess of the Incremental Amount in the aggregate and not less than $5,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between the Incremental Amount and all such New Commitments obtained prior to such date), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrowers propose that the New Commitments shall be effective, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent (unless otherwise agreed by the Administrative Agent in its sole discretion), (B) the requested amount of the New Commitment, and (C) the identity of each Lender or other Person that is an eligible assignee under Section 10.04(b), subject to approval thereof by the Administrative Agent in the case of a Person that is not a Lender (such approval not to be unreasonably withheld or delayed) (each, a “New Lender”), to whom the Borrowers propose any portion of such New Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment; and provided, further that any Lender approached to provide all or a portion of the New Commitments and that does not respond in writing within 5 Business Days of receipt of such offer shall be deemed to have declined. Such New Commitments shall become effective as of such Increased Amount Date; provided that (1) on such Increased Amount Date before or after giving effect to such New Commitments, each of the conditions set forth in Section 4.02 shall be satisfied; (2) the New Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrowers, the New Lenders and the Administrative Agent, and each of which shall be recorded in the Register and each New Lender shall be subject to the requirements set forth in Section 2.14; (3) the Borrowers shall make any payments required pursuant to Sections 2.12 and 2.13 in connection with the New Commitments; and (4) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
(b)    On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction (or waiver by the Required Lenders) of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans, and participations in the Letters of Credit, in each case outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and participations in such Protective Advances and Letters of Credit will be held by existing Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed for all purposes a Commitment (and the terms and provisions (including pricing and available currency) of the New Commitments shall be identical to the existing Commitments), and each Loan made thereunder (a “New Loan”) shall be deemed, for all purposes, a Loan and (iii) each New Lender shall become a Lender for all purposes hereunder.
(c)    The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Commitments and the New Lenders, and (ii) the respective interests in such Lender’s Loans, in each case subject to the assignments contemplated by this Section 2.18.

(d)    The terms and provisions (including Available Currency) of the New Loans shall be identical to the existing Loans. Notwithstanding anything in Section 10.02 to the contrary, each Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provision of this Section 2.18.
(e)    Upon each increase in the Commitments pursuant to this Section 2.18, the dollar thresholds set forth in the definitions of “Full Cash Dominion Period”, “Reporting Trigger Event,” and “Payment Conditions” and in Sections 5.07(b) and (c), 6.09(k) and 6.10 shall be increased in proportion to the amount of the New Commitments.
Section 2.19    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of (and subject to the terms of this Section 2.19, each Issuing Bank shall issue) Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, (i) no Borrower shall request, and no Issuing Bank shall issue, any Letter of Credit the proceeds of which would be made to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country, region or territory, that at the time of such funding is a Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect applicable to letters of credit generally, (iii) no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit (1) if the aggregate LC Exposure with respect to all Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s LC Commitment, (2) denominated in a currency other than Dollars or with respect to each Issuing Bank, any applicable Alternative Currency set forth adjacent to its name on Schedule 2.01, or otherwise consented to by such Issuing Bank or (3) unless it is a Standby Letter of Credit (or, with the consent of such Issuing Bank (in its sole discretion), a Commercial Letter of Credit) and (iv) no Borrower shall request, and no Issuing Bank shall issue, any Letter of Credit if after giving effect to such issuance of a Letter of Credit, (1) any Lender’s Revolving Credit Exposure would exceed such Lender’s Commitment or (2) the Total Revolving Extensions of Credit would exceed the Line Cap or any of the Borrowing Limits would be exceeded.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days in connection with a Letter of Credit denominated in Dollars and five Business Days in connection with a Letter of Credit denominated in a currency other than Dollars) a written Letter of Credit Request in substantially the form of Exhibit B-2 attached hereto and signed by the applicable Borrower requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the LC Exposure shall not exceed the LC Sublimit, (ii) the Total Revolving Extensions of Credit shall not exceed the Line Cap and none of the Borrowing Limits shall be exceeded, (iii) the Dollar Equivalent of the LC Exposure of the applicable Issuing Bank shall not exceed the LC Sublimit applicable to such Issuing Bank and (iv) the Revolving Credit Exposure of the applicable Issuing Bank shall not exceed the Commitment of such Issuing Bank.
(c)    Currency; Expiration Date. Each Letter of Credit shall be denominated in Dollars or any Alternative Currency to the extent provided in Section 2.19(a) above. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit unless otherwise consented to by the applicable Issuing Bank (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that, notwithstanding anything to the contrary in this paragraph (c), a Letter of Credit may expire on a date following the Maturity Date if the Borrowers provide Cash Collateral for, “backstops” or replaces such Letter of Credit, in each case, at the time of issuance of any such Letter of Credit in an amount equal to 103% of the applicable Issuing Bank’s LC Exposure attributable to such Letter of Credit (105% for any LC Exposure with respect to Letters of Credit denominated in a currency other than Dollars) plus any accrued and unpaid interest thereon and pursuant to arrangements (and with “backstop” letter of credit issuers) reasonably acceptable to the applicable Issuing Bank.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit; provided that the Lenders’ participations in a Letter of Credit shall terminate upon giving effect to any Deemed LC Termination in respect of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the applicable Agreed Currency within one (1) Business Day after the Borrowers shall have received notice of such LC

Disbursement; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an amount equal to the Dollar Equivalent of such LC Disbursement and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrowers fail to make such payment when due, (x) any LC Disbursement denominated in an Alternative Currency shall automatically be converted to an LC Disbursement denominated in Dollars in an amount equal to the Dollar Equivalent of such LC Disbursement at such time and (y) the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. If the Borrowers’ reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrowers shall, at their option, either (x) pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement on the date such LC Disbursement is made.
(f)    Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing

Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder and, upon receipt of such notice, the Administrative Agent shall promptly notify the Borrowers by telephone (confirmed by telecopy) of the same; provided that any failure to give or delay by the Issuing Bank or the Administrative Agent in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent, any Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrowers shall provide Cash Collateral in an amount equal to 103% of the LC Exposure (105% for any LC Exposure with respect to Letters of Credit denominated in a currency other than Dollars) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in Section 7.01(h) or Section 7.01(i). Such Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
(j)    Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(k)    Resignation of an Issuing Bank. Any Issuing Bank may resign at any time that such Issuing Bank (or its applicable Affiliate) ceases to hold a Commitment hereunder. The Administrative Agent shall notify the Lenders of any such resignation of any Issuing Bank. After the resignation of an Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
(l)    Deemed Letter of Credit Requests. The Borrowers may, from time to time, request (a “Deemed LC Request”) that (i) any undrawn Letter of Credit issued hereunder be deemed to be terminated and issued under a separate letter of credit facility with the applicable Issuing Bank (a “Deemed LC Termination”) or (ii) any undrawn letter of credit issued under a separate letter of credit facility with an Issuing Bank be deemed to be terminated and issued hereunder as a Letter of Credit (a “Deemed LC Issuance”). Any such Deemed LC Request shall identify the applicable Letter of Credit, and the Deemed LC Termination or Deemed LC Issuance specified therein shall, subject to the prior written consent of each of the Administrative Agent and the applicable Issuing Bank (which consent may be withheld in its sole discretion) and, in the case of any Deemed LC Issuance, the satisfaction of the conditions set forth in Section 4.02, be effective upon receipt of such written consent.
Section 2.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures applicable to arm’s length transactions, purchase the specified currency with such other currency at the Administrative Agent’s Principal Office on the Business Day immediately preceding that on which final, non-appealable judgment is given. The obligations of each Loan Party in respect of any sum due to the Administrative Agent, any Issuing Bank or any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such

Issuing Bank or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent, such Issuing Bank or such Lender may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Administrative Agent, such Issuing Bank or such Lender in the specified currency, each Loan Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Issuing Bank or such Lender against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to the Administrative Agent, such Issuing Bank or such Lender in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.15(c), the Administrative Agent, such Issuing Bank or such Lender agrees to remit such excess to the Loan Parties.
Section 2.21    Swap Agreements. Each Lender or Affiliate thereof that enters into any Swap Agreement with the Parent or any Subsidiary thereof after the Effective Date shall deliver to the Administrative Agent written notice designating such Swap Agreement as a Specified Swap Agreement. In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time upon the Administrative Agent’s reasonable request therefor, a summary of the amounts due or to become due in respect of such Swap Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
Section 3.01    Organization; Powers. Each of the Parent and its Subsidiaries is duly organized or formed, validly existing and in good standing (or such other analogous status, if any) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (or such other analogous status, if any) in, every jurisdiction where such qualification is required.
Section 3.02    Authorization; Enforceability. The Transactions are within each Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrowers and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Parent or any of its Subsidiaries, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Parent or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries (other than Liens arising pursuant to the Security Documents or permitted under Section 6.02).
Section 3.04    Financial Condition; No Material Adverse Change.
(a)    The audited consolidated balance sheets of the Parent and its Subsidiaries and related consolidated statements of operations and comprehensive loss, consolidated statements of changes in stockholders’ (deficit) equity, and consolidated statements of cash flows as of and for the fiscal years ended September 30, 2021 and September 30, 2022, reported on by Ernst & Young LLP, independent public accountants present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent and its Subsidiaries as of such dates and for such periods. The consolidated balance sheets the Parent and its Subsidiaries and related consolidated statements of operations and comprehensive loss, consolidated statements of changes in stockholders’ (deficit) equity, and consolidated statements of cash flows as of the end of and for the fiscal quarters ended December 31, 2022, March 31, 2023 and June 30, 2023 and the then elapsed portion of the fiscal year present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its Subsidiaries as of such dates and for such periods (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.
(b)    Since September 30, 2022, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.05    Properties.
(a)    Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all real and tangible personal property material to its business, other than those Liens permitted by Section 6.02, except in each case where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each of the Parent and its Subsidiaries owns, or has the valid right to use, all Intellectual Property material to its business as currently conducted, free and clear of all Liens other than Liens permitted by Section 6.02 except to the extent such failure to own or have the right to use, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the operation of such business or the use of such Intellectual Property by the Parent and its Subsidiaries does not infringe upon, misappropriate, or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06    Litigation and Environmental Matters.
(a)    Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing (including “cease and desist” letters and invitations to take a patent license) against or affecting the Parent or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b)    Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.
Section 3.07    Compliance with Laws and Agreements; No Default. Each of the Parent and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.08    Investment Company Status. None of the Parent or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.09    Margin Stock. None of the Parent or any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U and Regulation X issued by the Board).
Section 3.10    Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Parent and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby and (iii) each of the Parent and its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.11    ERISA.
(a)    Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification), in each case, except as would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect.

(b)    There exists no Unfunded Pension Liability with respect to any Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    None of the Parent, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan, except as would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect.
(d)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Parent, any Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in any Material Adverse Effect.
(e)    The Parent, its Subsidiaries and its ERISA Affiliates have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in any Material Adverse Effect.
(f)    Except as would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect: (i) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA and (ii) the Parent, any Subsidiary, and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Parent, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, save for any liability for premiums due in the ordinary course or other liability which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Parent or any Subsidiary or, to the knowledge of the Parent or any Subsidiary, any ERISA Affiliate exists or, to the knowledge of the Parent or any Subsidiary, is likely to arise on account of any Plan. None of the Parent, any Subsidiary or any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, except as would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect.
(g)    Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, except as would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Parent’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.12    Disclosure.
(a)    All written information provided by any Responsible Officer of any Loan Party (other than any projected financial information, estimates, budgets, forward looking statements and other than information of a general economic or industry specific nature) to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder, as modified or supplemented by other information so furnished and when taken as a whole together with any information disclosed in the Parent’s public filings with the SEC, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information and all information concerning future proposed and intended activities are forward-looking statements by their nature and are subject to significant uncertainties and contingencies, any of which are beyond the Loan Parties’ control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).
(b)    As of the Effective Date, to the best knowledge of the Loan Parties, to the extent required to be delivered pursuant to Section 4.01(h), the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.
Section 3.13    Subsidiaries. Schedule 3.13 sets forth as of the Effective Date a list of all Subsidiaries, together with (a) the percentage ownership (directly or indirectly) of the Parent and the Parent Borrower, as applicable, therein and (b) whether such Subsidiary is a Guarantor or an Excluded Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other Equity Interests of all Subsidiaries of the Parent and the Parent Borrower, as applicable, are fully paid and non-assessable and are owned by the Parent and the Parent Borrower, as applicable, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.
Section 3.14    Solvency. On the Effective Date, the Parent and its Subsidiaries, on a consolidated basis, are and, after giving effect to the incurrence of any Loans being incurred on such date, will be Solvent.
Section 3.15    Anti-Terrorism Law.
(a)    None of (x) the Parent, any of its Subsidiaries or any of their respective directors, officers or employees, or (y) to the knowledge of the Loan Parties, any agent or Affiliate of the Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise the target of the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii)    a Person owned or (where applicable under Sanctions) controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any legal requirement relating to applicable laws with respect to terrorism or money laundering (collectively, “Anti-Terrorism Laws”);
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)    a Sanctioned Person.
(b)    Neither the Parent nor any of its Subsidiaries, nor, to the knowledge of the Loan Parties, any of their respective Affiliates, (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, a Person described in Section 3.15(a)(i)-(v) above, except as permitted under U.S. law, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(c)    None of the Loan Parties will use, nor will permit any of its Subsidiaries or Affiliates to use, the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person described in Section 3.15(a)(i)-(v) above, for the purpose of financing the activities of any Person described in Section 3.15(a)(i)-(v) above, in any Sanctioned Country or in any other manner that would violate any Anti-Terrorism Laws or Sanctions by any party hereto.
Section 3.16    Anti-Corruption Laws and Sanctions.
(a)    No part of the proceeds of the Loans or Letters of Credit will be used by the Borrowers or any of their Subsidiaries, or, to the knowledge of the Parent, the Parent Borrower and any of their respective Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended, or any other applicable Anti-Corruption Law.
(b)    The Parent has implemented and maintains in effect policies and procedures designed to promote compliance by the Parent, the Parent Borrower, their respective Subsidiaries and their respective directors, officers, employees, Affiliates and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers and employees, and, to the knowledge of the Parent, the Borrower, their respective Affiliates and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
Section 3.17    Security Documents. The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest (subject to Liens permitted by Section 6.02) in the Collateral described therein and proceeds thereof. In the case of any Equity Interests required to be pledged under the Security Documents, when stock certificates representing such Equity Interests are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), in the case of Collateral consisting of Deposit Accounts or Securities Accounts, when such Deposit Accounts or Securities Accounts located in the United States are subject to a Control Agreement and in the case of the other Collateral described in the Security Documents, when financing statements and other filings specified on Schedule 3 to the Security Agreement, in appropriate form are filed in the offices specified on Schedule 3 to the Security Agreement, the Liens granted under the Security Documents shall constitute fully perfected Liens on, and security interests (subject to Liens permitted by Section 6.02) in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for Liens permitted by Section 6.02), to the extent that such Liens can be perfected by (i) the filing of financing statements, (ii) the delivery to the Administrative Agent of stock certificates representing Equity Interests pledged pursuant to the Security Documents accompanied by stock power or endorsement, (iii) the recordation of intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, and (iv) entry into Control Agreements, as applicable.
Section 3.18    Eligible Inventory. As of the date of any Borrowing Base Certificate, the Inventory included in the calculation of Eligible Inventory and Eligible In-Transit Inventory on such Borrowing Base Certificate satisfy in all material respects the requirements of “Eligible Inventory” and “Eligible In-Transit Inventory”, as applicable, hereunder.
ARTICLE 4
CONDITIONS
Section 4.01    Effective Date. The obligations of the Lenders to make Loans and the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received (i) the Security Agreement, executed and delivered by the Loan Parties and in form and substance reasonably acceptable to the Administrative Agent, (ii) each short-form intellectual property security agreement required pursuant to Section 4.8(l) of the Security Agreement, (iii) each of the Fee Letters, executed and delivered by the Borrowers, (iv) the Intercompany Subordination Agreement, executed and delivered by each of the Loan Parties and their applicable Subsidiaries, and (v) a Note executed by the Borrowers in favor of each Lender requesting a Note at least 5 Business Days prior to the Effective Date.
(c)    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins, LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent. The Loan Parties hereby request such counsel to deliver such opinion.
(d)    The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the Loan Parties approving the transactions contemplated by the Loan Documents to which each such Loan Party is a party and the execution and delivery of such Loan Documents to be delivered by such Loan Party on the Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the

Administrative Agent relating to the organization, existence and good standing of the Loan Parties and authorization of the transactions contemplated hereby.
(e)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or other equivalent officer) of each Loan Party certifying the names and true signatures of the officers of such entity authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Effective Date and the other documents to be delivered hereunder on the Effective Date.
(f)    The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed on behalf of the Parent Borrower by the President, a Vice President or a Financial Officer of the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of the Effective Date, and (ii) a certificate, dated the Effective Date and signed on behalf of the Parent Borrower by the chief financial officer of the Parent Borrower, certifying that, as of the Effective Date, the Parent and each Borrower is, individually and together with its respective Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.
(g)    The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrowers on the Effective Date (including, without limitation, the fees payable under the Fee Letters), and all expenses required to be reimbursed by the Borrowers for which invoices have been presented at least three business days prior to the Effective Date, on or before the Effective Date.
(h)    (i) The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Proceeds of Crime Act and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Effective Date, any Lender that has requested, in a written notice to the Parent Borrower at least ten days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(i)    The Administrative Agent shall have received (i) audited consolidated financial statements of the Parent and its Subsidiaries for the two most recent fiscal years ended at least 90 days prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Parent and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and at least 45 days prior to the Effective Date as to which such financial statements are available and (iii) reasonably detailed projections of the Parent and its Subsidiaries through its fiscal year ending September 30, 2027.
(j)    All outstanding Equity Interests (other than Excluded Securities) owned by or on behalf of any Loan Party shall have been pledged pursuant to any of the Security Documents.
(k)    The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(l)    Each document (including any UCC financing statement) required by the Security Documents or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(m)    The Administrative Agent shall have received an Acceptable Field Examination and an Acceptable Inventory Appraisal.
(n)    Prior to or substantially concurrently with the initial extensions of credit under this Agreement on the Effective Date, (A) the Credit Agreement, dated as of November 1, 2021 (as in effect as of the date hereof, the “Existing CF Revolving Facility”), inter alia, among the Parent, the Parent Borrower, the Subsidiaries of the Parent party thereto, each lender party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (B) all other existing Indebtedness for borrowed money (other than Indebtedness permitted under Section 6.01 of this Agreement) of the Parent, the Parent Borrower and their respective Subsidiaries, in each case shall have been paid in full (such repayment, the “Existing Indebtedness Refinancing”) and all Liens granted in connection with each of the foregoing shall have been terminated such that on the Effective Date, after giving effect to Transactions, none of the Parent, the Parent Borrower or any of their respective Subsidiaries shall have any material Indebtedness for borrowed money other than (i) Indebtedness outstanding under this Agreement and (iii) other Indebtedness permitted under Section 6.01.
(o)    The Administrative Agent shall have received a completed Perfection Certificate dated as of the Effective Date and executed by a Responsible Officer of each Loan Party.
(p)    The Administrative Agent shall have received a completed Borrowing Base Certificate, prepared as of November 17, 2023, and executed by a Responsible Officer of the Borrower Representative.
(q)    The Borrowers shall have (i) Excess Availability, after giving effect to the Borrowings under this Agreement and the payment of all fees and expenses to be paid by Borrowers on the Effective Date under this Agreement or the other Loan Documents, of at least the greater of (x) an amount that is equal to 50% of the Borrowing Base as of November 17, 2023 and (y) $25,000,000, and (ii) Total Liquidity, after giving effect to the payment of all fees and expenses to be paid by Borrowers on the Effective Date under this Agreement or the other Loan Documents and the consummation of the Existing Indebtedness Refinancing, of at least $200,000,000.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (provided that a conversion or a continuation shall not constitute a “Borrowing” for purposes of this Section 4.02), and of the applicable Issuing Bank to issue, renew or extend any Letter of Credit, is subject to the satisfaction (or waiver by in accordance with Section 10.02) of the following conditions:

(a)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Borrowing or the date of issuance, renewal or extension of such Letter of Credit, as applicable, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects; and
(b)    At the time of and immediately after giving effect on a Pro Forma Basis to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c)    At the time of and immediately after giving effect on a Pro Forma Basis to such Borrowing or the issuance of such Letter of Credit, as applicable, the Borrowers shall be in compliance with Section 6.10.
Each Borrowing and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties that the conditions specified in paragraphs (a), (b) and (c) of this Section have been satisfied as of the date thereof.
ARTICLE 5
AFFIRMATIVE COVENANTS
Until each of (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all other Obligations hereunder (including unreimbursed LC Disbursements, but excluding contingent obligations as to which no claim has been asserted) shall have been paid in full in cash, and (iii) all Letters of Credit shall have (x) expired or terminated, in each case, without any pending draw, (y) been backstopped or Cash Collateralized in an amount not less than the Minimum Collateral Amount or (z) been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank, the Loan Parties covenant and agree with the Administrative Agent and the Lenders that:
Section 5.01    Financial Statements; Ratings Change; Borrowing Base and Other Information. The Parent will furnish to the Administrative Agent (for distribution to each Lender):
(a)    on or before the date on which such financial statements are required to be filed with the SEC after the end of each fiscal year of the Parent (or, if such financial statements are not required to be filed with the SEC, within 120 days after the end of each fiscal year of the Parent), its audited consolidated balance sheet and related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date or upcoming maturity date under any other Indebtedness occurring within one year from the time such report is delivered or potential inability to satisfy a financial covenant under this Agreement or other Indebtedness) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    on or before the date on which such financial statements are required to be filed with the SEC after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if such financial statements are not required to be filed with the SEC, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent), its consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) demonstrating compliance with Section 6.10, (iii) setting forth a reasonably detailed calculation of Consolidated EBITDA and the Consolidated Leverage Ratio for the applicable Measurement Period, (iv) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate, (v) setting forth a list of any issued Patents, registered industrial designs, registered Trademarks or registered Copyrights, and applications for any of the foregoing, acquired or filed by the Parent and its Subsidiaries since the Effective Date or the date of the most recent Compliance Certificate delivered pursuant to this Section 5.01(c) prior to the date thereof, as applicable, which Intellectual Property (including any applications therefor) was not included in the Collateral as of the Effective Date or date of such Compliance Certificate, as applicable, (vi) following the Effective Date, setting forth additional locations to supplement the customer locations set forth on Schedule 1.01(b), and (vii) solely with respect to any delivery of financial statements under clause (a), setting forth a list of all Inventory IP Licenses entered into since the Effective Date or the date of the most recent Compliance Certificate delivered pursuant to this Section 5.01(c) prior to the date thereof in connection with the delivery of financial statements under clause (a), as applicable;
(d)    as soon as available, and in any event no later than 90 days after the end of each fiscal year, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income, forecasts with respect to the Borrowing Base and Excess Availability) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Parent stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)    promptly following any reasonable request in writing (including any electronic message) therefor, (i) such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, the Proceeds of Crime Act and the Beneficial Ownership Regulation, and (iii) such further information as may be required by applicable banking supervisory laws and regulations, provided that, notwithstanding the foregoing, none of the Parent or any of its Subsidiaries shall be required to disclose any document, information or other matter that (A) constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on the Parent or its Subsidiaries or (C) is subject to attorney, client or similar privilege or constitutes attorney work-product;
(g)    as soon as available but in any event within 20 days following the end of each calendar month (or, if such day is not a Business Day, on the next succeeding Business Day), and on Wednesday of each week during a Reporting Trigger Period (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate and the information supporting the calculations with respect to each Borrowing Base required by the Borrowing Base Certificate, including, without limitation, a calculation of Total Liquidity and the following information described under Section 5.01(g)(i) through (v)) (such information being the “Borrowing Base Information”):
(i)    accounts payable report (including, when available, accounts payable agings), and if requested by the Administrative Agent in its Permitted Discretion, updated customer and project lists, surety bond reports, and milestone payment reports;
(ii)    a worksheet of calculations prepared by the Borrowers to determine Eligible Inventory and Eligible In-Transit Inventory, such worksheets detailing the Inventory excluded from Eligible Inventory and Eligible In-Transit Inventory and the reason for such exclusion;
(iii)    when available and in a form consistent with past practices, reconciliations of the Borrowers’ Inventory to the Borrowers’ general ledger and to the Borrowers’ financial statements, in each case, reasonably acceptable to the Administrative Agent;
(iv)    when available and in a form reasonably acceptable to the Administrative Agent, Inventory status reports, all with supporting materials as the Administrative Agent shall reasonably request; and
(v)    within five (5) Business Days after such request and without duplication of any requests made pursuant to Section 5.01(f), such additional financial and other information as the Administrative Agent may from time to time reasonably request in its Permitted Discretion;
provided that, if, as of any date of determination, any sales or dispositions by the Loan Parties or other transactions outside the ordinary course of business, or any sales, contributions, conveyances, assignments or other transfers in connection with any Permitted Factoring Transaction or any Permitted Receivables Facility, in each case, since the most recent Borrowing Base Certificate was delivered to the Administrative Agent, either, individually or in the aggregate, involve $5,000,000 or more of assets included in the Borrowing Base (based on the fair market value of the assets so disposed), or results in a reduction of the Borrowing Base of greater than $5,000,000, then the Borrowers shall deliver to Administrative Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Borrowing Base (which shall be provided prior to the consummation of the relevant sale or disposition or other transaction);
(h)    on Wednesday of each week during an Inventory Reporting Period (or, if such day is not a Business Day, on the next succeeding Business Day), updated Inventory reporting as required by the Administrative Agent in its Permitted Discretion;
(i)    promptly upon the Administrative Agent’s request, in the Administrative Agent’s Permitted Discretion:
(i)    copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
(ii)    copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and
(iii)    a schedule detailing the balance of all intercompany accounts of the Loan Parties;
(j)    promptly with notice in writing of (i) the creation or acquisition of any new Receivables Subsidiary and (ii) the Parent or any Subsidiary thereof entering into any Factoring Transaction or Receivables Facility, together with copies of any indenture, loan agreement or similar agreement or any other agreements entered into by the Parent or any Subsidiary thereof in connection therewith; and
(k)    concurrently with the delivery thereof, copies of all reports, certificates and notices provided by the Parent or any Subsidiary thereof under any Permitted Factoring Transaction or Permitted Receivables Facility, and promptly upon their becoming available, copies of any amendments, modifications, supplements, restatements or amendments and restatements of, or waivers or consents with respect to, any indenture, loan agreement or similar agreement or any other agreements entered into by the Parent or any Subsidiary thereof in connection with any Permitted Factoring Transaction or Permitted Receivables Facility.
Information required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such information is posted on the Borrowers’ or the Parent’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Notwithstanding the foregoing, the obligations in Section 5.01(a) or Section 5.01(b) may be satisfied by furnishing (A) the applicable financial statements or other information required by such clauses of Parent (or any other parent company) or (B) the Parent’s or the Parent Borrower’s (or any other parent company), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), upon reasonable request by the Administrative Agent, (i) to the extent such financial statements are delivered under Section 5.01(a) or Section 5.01(b) and relate to the Parent, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent, on the one hand, and the information relating to the Borrowers and their Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Parent as having been fairly presented and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(a), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(a).
Section 5.02    Notices of Material Events. The Borrowers will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any of its Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;
(c)    any change in the Parent’s or any other Loan Party’s state of incorporation or organization, name as it appears in the state of its incorporation or other organization, type of entity, organizational identification number, or form of organization, each as applicable, at least ten (10) Business Days (or such shorter period to which the Administrative Agent may agree in its discretion) prior to the occurrence of any such change;
(d)    the receipt by the Parent or any of its Subsidiaries of written notice in respect of any Inventory Customer Contract to the effect that (i) the customer under such Inventory Customer Contract, or the issuer of any surety, performance or similar bond or guaranty in connection with such Inventory Customer Contract, has declared, or has threatened (in writing) to declare, a default or event of default under, or has terminated, or has threatened (in writing) to terminate, such Inventory Customer Contract (for the avoidance of doubt, this clause (i) shall not require notice with respect to claims solely relating to liquidated damages payable under Inventory Customer Contracts to the extent such liquidated damages are in an aggregate amount of less than 10% of the total contract price with respect to such Inventory Customer Contract), or (ii) the customer under such Inventory Customer Contract has given written notice to the issuer of any surety, performance or similar bond or guaranty of any of the circumstances described in the foregoing clause (i) or has made a claim against or under any surety, performance or similar bond or guaranty issued in connection with such Inventory Customer Contract; provided that the Borrowers shall use commercially reasonable efforts to notify the Administrative Agent of any of the circumstances described in the foregoing clauses (i) or (ii) if the Borrowers otherwise learn of any such information; and
(e)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) none of the Parent or any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.04    Payment of Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities that, if unpaid, would become a Lien upon any properties of the Parent or any of its Subsidiaries not otherwise permitted under Section 6.02, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.05    Maintenance of Properties; Protection of Intellectual Property; Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) preserve, renew and maintain in full force and effect all rights, licenses, Intellectual Property, domain names, permits, privileges, authorizations and other rights necessary for the conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (c) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses or owning assets in the general areas in which the Borrowers and their Subsidiaries operate.
Section 5.06    Maintenance of Material Agreements. Each Loan Party will, and will cause each of its Subsidiaries to maintain in full force and effect the agreements listed on Schedule 5.06 hereto, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.07    Books and Records; Inspection Rights; Appraisals; Field Examinations.
(a)    Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records to the extent reasonably necessary, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that such Loan Party or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Parent or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on the Parent or its Subsidiaries or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

(b)    The Loan Parties will cooperate with an appraiser selected and engaged by the Administrative Agent to provide one “full” Inventory appraisal and one “desktop” Inventory appraisal during each twelve-month period during the term of this Agreement, in each case, prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include information required by applicable law and regulations, and the Administrative Agent shall cause at least one “full” Inventory appraisal and one “desktop” Inventory appraisal to be conducted during each twelve-month period during the term of this Agreement; provided that, notwithstanding anything to the contrary contained in the foregoing, (i) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of “full” Inventory appraisals (or “desktop” Inventory appraisals) (which shall be performed at the discretion of the Administrative Agent) and (ii) if (A) Excess Availability is less than the greater of (x) 15% of the Line Cap and (y) $60,000,000 at any time, or (B) the cost of such appraisal is borne by the Administrative Agent, the Loan Parties will cooperate with the Administrative Agent to provide (at the request of the Administrative Agent, and the Administrative Agent shall so request in the event clause (ii)(A) is triggered) one additional “full” Inventory appraisal and one additional “desktop” appraisal, in each case, during the twelve month period commencing with any month during which clause (ii)(A) is triggered (or such cost is borne). For purposes of this Section 5.07(b), it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets; provided that, with respect to a request for an appraisal exam at a given time, such request shall apply to all the Loan Parties to which such request will be applicable in a single request. All such appraisals shall be commenced upon reasonable notice to the Parent Borrower and performed during normal business hours of the applicable Loan Party, and all reasonable and documented out-of-pocket costs of such appraisals shall be at the sole expense of the Loan Parties (unless borne by the Administrative Agent pursuant to clause (ii) above).
(c)    The Loan Parties will permit, upon reasonable notice, the Administrative Agent or its designee to conduct one field examination during each twelve-month period during the term of this Agreement, and the Administrative Agent shall conduct at least one field examination during each twelve-month period during the term of this Agreement, to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided that (i) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such field examinations (which shall be performed at the discretion of the Administrative Agent) and (ii) if (A) Excess Availability is less than the greater of (x) 15% of the Line Cap and (y) $60,000,000 at any time, or (B) the cost of such field exam is borne by the Administrative Agent, the Loan Parties will permit the Administrative Agent to conduct such examinations (at the request of the Administrative Agent, and the Administrative Agent shall so request in the event clause (ii)(A) is triggered) one additional time during the twelve month period commencing with any month during which clause (ii)(A) above is triggered (or such cost is borne). For purposes of this Section 5.07(c), it is understood and agreed that (i) a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and (ii) the Administrative Agent shall use commercially reasonable efforts to coordinate any such field exams; provided that, with respect to a request for a field exam at a given time, such request shall apply to all the Loan Parties to which such request will be applicable in a single request. All such field examinations shall be commenced upon reasonable notice to the Parent Borrower and performed during normal business hours of the applicable Loan Party, and all reasonable and documented out-of-pocket costs of such field examinations shall be at the sole expense of the Loan Parties (unless borne by the Administrative Agent pursuant to clause (iii) above).
Section 5.08    ERISA Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

Section 5.09    Compliance with Laws and Agreements. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.
Section 5.10    Use of Proceeds. The proceeds of the Revolving Loans, Swingline Loans and Letters of Credit will be used only for working capital and general corporate purposes, including, without limitation, for stock repurchases under stock repurchase programs approved by the Borrowers and for acquisitions not prohibited hereunder. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulations U and X of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 5.11    Additional Loan Parties; Additional Collateral.
(a)    At the time any Loan Party forms any direct or indirect Subsidiary (other than an Excluded Subsidiary) or acquires any direct or indirect Subsidiary (other than an Excluded Subsidiary) after the Effective Date, or any Subsidiary ceases to be an Excluded Subsidiary, such Loan Party shall within sixty (60) days (or such later date as permitted by the Administrative Agent in its sole discretion) of such formation or acquisition or change in status: provide, and cause any such Subsidiary to provide, to the Administrative Agent:
(i)    (A) if such Subsidiary is a Wholly-Owned Subsidiary that is a Domestic Subsidiary and the Borrower Representative requests that such Subsidiary be joined as a Borrower hereunder under Section 10.20, a joinder to this Agreement in the form of Exhibit E-1 hereto pursuant to which such Subsidiary will become a Borrower (an “Additional Borrower” and all references to the “Borrowers” shall include such Additional Borrower) hereunder (provided that (I) the Administrative Agent shall have received at least 15 Business Days’ prior notice of such requested Additional Borrower and (II) until the Administrative Agent’s receipt of an Acceptable Inventory Appraisal and an Acceptable Field Examination with respect to the Inventory of such new Borrower, such Inventory that satisfies the applicable eligibility criteria will be deemed Eligible Inventory and be included in the Borrowing Base prior to the Administrative Agent’s receipt of such Acceptable Inventory Appraisal and Acceptable Field Examination, but in no event shall the aggregate amount of (1) all such Inventory permitted to be included in the Borrowing Base hereunder prior to receipt of such Acceptable Inventory Appraisal and Acceptable Field Examination, plus (2) the aggregate amount of all Inventory included in the Borrowing Base pursuant to clause (y) of the definition of “Eligible Inventory”, at any time exceed 10% of the Borrowing Base; provided, further, that such Inventory shall be included in the Borrowing Base pursuant to this provision until the earlier of (x) the date that the Acceptable Inventory Appraisal and Acceptable Field Examination is received with respect to such Inventory and (y) the date that is 60 days after such Borrower is joined to this Agreement), (B) if such Subsidiary is a Domestic Subsidiary that the Borrower Representative has not requested be joined as a Borrower hereunder, a guaranty supplement in the form of Exhibit E-2 hereto pursuant to which such Subsidiary will become a Guarantor hereunder, and (C) at least three Business Days prior to the date such Additional Borrower or additional Guarantor becomes a party hereto, all documentation and other information about the Additional Borrower or additional Guarantor reasonably requested by the Administrative Agent (including any such documentation and other information that the Administrative Agent reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, the Proceeds of Crime Act and the Beneficial Ownership Regulation) in writing at least 10 Business Days prior to such date; provided that, notwithstanding anything to the contrary in Section 10.02 or in any Loan Document, the Loan Documents may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower (and without the consent of any other parties thereto) to effect the provisions of or be consistent with this Section 5.11(a)(i);
(ii)    such security documents (or amendments to existing Security Documents), as well as appropriate UCC financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, all in form and substance reasonably satisfactory to the Administrative Agent, sufficient to cause the Obligations to be secured by a perfected first-priority Lien on all of the assets (including all outstanding Equity Interests in any of its Subsidiaries, but excluding, for the avoidance of doubt, real property which is covered by Section 5.11(c) and Excluded Property) of such Subsidiary, so that the Administrative Agent, for its benefit and the benefit of the Secured Parties, shall have a legal, valid and enforceable perfected first-priority Lien on the Collateral (and subject to any limitations and exceptions consistent with those contained in any such documents or instruments);
(iii)    a pledge agreement (or an addendum to an applicable existing Security Document), in form and substance reasonably satisfactory to the Administrative Agent, and appropriate certificates and powers or financing statements, pledging (to the extent not excluded or excused by the Security Documents) all of the direct or beneficial Equity Interests in such Subsidiary (for the avoidance of doubt, 100% of the Equity Interests of each Borrower shall be required to be pledged under Security Documents governed by the local laws of the jurisdiction of such Borrower’s organization or incorporation); and
(iv)    all other documentation, including such proof of corporate, partnership or limited liability company action, incumbency of officers, and customary joinder and, if reasonably requested by the Administrative Agent, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.
(b)    Subject to any applicable limitations set forth in the Security Documents, with respect to any property acquired from time to time by any Loan Party (other than any property described in paragraph (c) below or Excluded Property) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien as required herein, the applicable Loan Party will promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in any such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent.
(c)    With respect to any fee interest in any real property at any location having a value (together with improvements thereof) of at least the Dollar Equivalent of $5,000,000 acquired after the Effective Date by any Loan Party (including a Person that owns such real property and becomes a Loan Party pursuant to Section 5.11(a)) (other than any Excluded Property), within sixty (60) days after the acquisition thereof (or 120 days in the case of the establishment or amendment of any Mortgage) (or such later date as the Administrative Agent shall agree to in its sole discretion), the applicable Loan Party shall (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably satisfactory to the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.11) or in any other Loan Document, the Administrative Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and the Administrative Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender.
(d)    At the time any Loan Party forms any direct or indirect Receivables Subsidiary, such Loan Party shall within sixty (60) days (or such later date as permitted by the Administrative Agent in its sole discretion) of such formation, provide to the Administrative Agent a pledge agreement (or an addendum to an applicable existing Security Document), in form and substance reasonably satisfactory to the Administrative Agent, and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial Equity Interests in such Receivables Subsidiary; provided that the security interest of the Administrative Agent in the Equity Interests of any Receivables Subsidiary shall be subordinated to any Liens on such Equity Interests granted by such Loan Party in favor of the agent, trustee, lenders or other secured parties under the Permitted Receivables Facility to which such Receivables Subsidiary is a party pursuant to an intercreditor agreement, in form and substance reasonably acceptable to the Administrative Agent, that provides for a “silent second” Lien in favor of the Administrative Agent.
(e)    Subject to the terms of the Security Documents, the Parent Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.
(f)    Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Parent or its Subsidiaries shall be required to take any action to create or perfect any security interest in the Collateral (including the registration of Intellectual Property in, and the execution of any agreement, document or other instrument governed by the law of, and the filing of any agreement, document or other instrument) in any jurisdiction other than the United States, any State thereof or the District of Columbia.
Section 5.12    Cash Management; Control Agreements.
(a)    Within 90 days of the Effective Date (or such later date as the Administrative Agent may agree in its discretion), each Loan Party shall (i) establish and maintain cash management arrangements relative to Deposit Accounts, Securities Accounts and other bank accounts (other than Excluded Accounts) of a type and on customary terms at one or more Lenders or Permitted Third Party Banks (each a “Controlled Account Bank”), and shall take commercially reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to their respective Controlled Account at a Controlled Account Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Loan Party) into a Deposit Account or Securities Account (in each case, other than an Excluded Account) of such Loan Party (each, a “Controlled Account”) at one of the Controlled Account Banks. For the avoidance of doubt, each Borrower shall maintain a separate Controlled Account into which only the Account Debtors of such Borrower forward payments, which Controlled Account shall not also operate as a disbursement account.
(b)    Subject to Section 5.15 (or, in the case of any Person that becomes a Loan Party after the Effective Date pursuant to Section 5.11, or any Deposit Account, Securities Account and other bank account that is not an Excluded Account acquired or opened after the Effective Date, within 90 days (or such later date as the Administrative Agent may agree in its discretion) of the date that such Person becomes a Loan Party or the date such Deposit Account, Securities Account or other bank account is opened or acquired, as applicable), each Loan Party shall establish and maintain Control Agreements with the Administrative Agent and the applicable Controlled Account Bank with respect to each Loan Party’s Controlled Accounts, as contemplated by the applicable Security Document (or otherwise as contemplated by this Section 5.12 if specified herein) to which such Loan Party is party or otherwise. Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, each such Control Agreement shall provide, among other things, that (i) the Controlled Account Bank will comply with any instructions originated by the Administrative Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Loan Party, (ii) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) upon the instruction of the Administrative Agent (an “Activation Instruction”), the Controlled Account Bank will forward by daily (or such other frequency as may be specified by the Administrative Agent) sweep all amounts in the applicable Controlled Account to one or more accounts designated by and under the sole control and dominion of the Administrative Agent (the “Payment Accounts”). The Administrative Agent agrees not to issue an Activation Instruction with respect to the Controlled Accounts unless a Full Cash Dominion Period has commenced and is continuing at the time when such Activation Instruction is issued. All amounts received in a Payment Account pursuant to this Section 5.12 shall be applied by the Administrative Agent pursuant to Section 7.03.
Section 5.13    Further Assurances. Promptly upon the reasonable request by the Administrative Agent, each Loan Party will (a) correct any error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens created thereunder and (ii) assure, preserve, protect and confirm more effectively unto the Lenders, or the Administrative Agent for the benefit of the Lenders, the rights granted to the Lenders, or the Administrative Agent for the benefit of the Lenders, under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

Section 5.14    Accuracy of Information. Each Loan Party will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
Section 5.15    Post-Closing Covenants. Each Loan Party shall, and shall cause its Subsidiaries to, complete the items set forth on Schedule 5.15 within the time periods set forth therein (or such longer periods of time as agreed to by the Administrative Agent in its sole discretion).
ARTICLE 6
NEGATIVE COVENANTS
Until each of (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all other Obligations hereunder (including unreimbursed LC Disbursements, but excluding contingent obligations as to which no claim has been asserted) shall have been paid in full in cash, and (iii) all Letters of Credit shall have (x) expired or terminated, in each case, without any pending draw, (y) been backstopped or Cash Collateralized in an amount not less than the Minimum Collateral Amount or (z) been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank, the Loan Parties covenant and agree with the Administrative Agent and the Lenders that:
Section 6.01    Indebtedness. Each Loan Party will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than:
(a)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Permitted Refinancing thereof;
(b)    Indebtedness of (i) the Parent Borrower owing to any Subsidiary, (ii) any Loan Party owing to the Parent Borrower or any other Subsidiary, (iii) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party, and (iv) any Subsidiary that is not a Loan Party owing to any Loan Party to the extent permitted pursuant to Section 6.04(c)(i), Section 6.04(d), Section 6.04(e), Section 6.04(f), Section 6.04(h), Section 6.04(m), Section 6.04(n), Section 6.04(o) or Section 6.04(r); provided that (x) any Indebtedness of any Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations pursuant to the Intercompany Subordination Agreement or otherwise on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (y) if any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Documents;
(c)    Guarantee obligations incurred by any Loan Party or Subsidiary thereof of obligations of any other Loan Party or Subsidiary thereof to the extent such obligations are not prohibited hereunder; provided that (i) to the extent any such obligations are subordinated to the Obligations, any such related Guarantee obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee obligation relates and (ii) any Guarantee obligations incurred by any Loan Party of obligations of a Subsidiary that is not a Loan Party shall be permitted to the extent permitted pursuant to Section 6.04(c)(i), Section 6.04(d), Section 6.04(e), Section 6.04(f), Section 6.04(h), Section 6.04(m), Section 6.04(n), Section 6.04(o) or Section 6.04(r);

(d)    Indebtedness of the Parent Borrower or any Subsidiary constituting Capital Lease Obligations and Purchase Money Indebtedness; provided that the aggregate principal amount of Indebtedness pursuant to this clause (d) shall not exceed in an aggregate principal amount at any time outstanding the greater of (i) $55,000,000 and (ii) 3.0% of the Total Assets at any time outstanding;
(e)    Indebtedness of the Parent Borrower or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $195,000,000 and (ii) 11.25% of the Total Assets at such time; provided that such Indebtedness is (x) if incurred or guaranteed only by Loan Parties, is either unsecured or secured by a Lien permitted pursuant to Section 6.02(o), and (y) if incurred or guaranteed by any Subsidiary that is not a Loan Party, the aggregate principal amount thereof shall not exceed the greater of (i) $44,000,000 and (ii) 2.5% of the Total Assets at such time;
(f)    Indebtedness of the Parent Borrower or any Subsidiary so long as the Consolidated Leverage Ratio does not exceed 2.50:1.00 after giving Pro Forma Effect thereto; provided that any Indebtedness incurred or guaranteed pursuant to this clause (f) (i) is incurred or guaranteed solely by Loan Parties, (ii) is unsecured, (iii) shall not mature prior to date that is 91 days after the Maturity Date, (iv) either (x) shall not require any payment of principal prior to the Maturity Date or (y) shall not require payments of principal in an aggregate amount per annum in excess of 1.0% of the principal amount thereof, and (v) contains terms customary for similar issuances of Indebtedness at such time (as determined in good faith by the Parent Borrower) (it being understood that, other than in the case of any issuance of a debt security, such terms shall be no more restrictive, taken as a whole (as determined in good faith by the Parent Borrower), than the Loans, and in any event no such Indebtedness (including any debt securities) shall contain a financial maintenance covenant more restrictive than any financial maintenance covenant contained herein));
(g)    unsecured Indebtedness of the Parent Borrower or any Subsidiary in an aggregate principal amount not to exceed the greater of (i) $55,000,000 and (ii) 3.0% of the Total Assets at any time outstanding;
(h)    Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $33,000,000 and (ii) 1.875% of the Total Assets at such time;
(i)    Indebtedness incurred pursuant to any agreement or arrangement to provide ordinary course services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements;
(j)    Obligations under the Loan Documents;
(k)    Indebtedness arising under the Citi Supplier Financing Agreement, only to the extent (A) such agreement pertains to ordinary course supplier financing arrangements and (B) the aggregate principal amount of Indebtedness outstanding thereunder does not exceed $200,000,000 at any time; provided, however, that the Loan Parties shall be in compliance with Section 6.10 on a Pro Forma Basis on each date that any Loan Party incurs Indebtedness under the Citi Supplier Financing Agreement that results in the outstanding amount thereunder exceeding $100,000,000 (such excess amount, the “Supplier Financing Excess Amount”), it being understood and agreed that solely for the purposes of such pro forma calculation the amount of “Total Liquidity” shall be deemed reduced by the Supplier Financing Excess Amount then outstanding;

(l)    Indebtedness of the Parent Borrower or any Subsidiary in connection with one or more bankers’ acceptances, worker’s compensation claims, surety bonds, appeal bonds, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance and similar obligations and not in connection with the borrowing of money or the obtaining of advances or credit;
(m)    Acquired Indebtedness in an aggregate amount not to exceed the sum of (i) the greater of (x) $45,000,000 and (y) 3.0% of the Total Assets at such time, plus (ii) an unlimited amount so long as after giving Pro Forma Effect to the incurrence of such Acquired Indebtedness the Consolidated Leverage Ratio for the applicable Measurement Period would not be greater than 2.50:1.00, and any Permitted Refinancing thereof;
(n)    obligations under Swap Agreements entered into by the Parent Borrower or its Subsidiaries not for speculative purposes;
(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(p)    unsecured Indebtedness arising from agreements of the Parent Borrower or any Subsidiary providing for deferred purchase price for goods or services, earn-outs, indemnification, adjustment of purchase price, seller notes or similar obligations, in each case, incurred or assumed in connection with the acquisition or Disposition of any business, assets or Person otherwise permitted by this Agreement;
(q)    Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements;
(r)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent Borrower or any Subsidiary incurred in the ordinary course of business;
(s)    Indebtedness of the Parent Borrower or any Subsidiary arising under one or more letter of credit facilities in an aggregate face amount not to exceed $330,000,000;
(t)    Permitted Factoring Transactions and Permitted Receivables Facilities; and
(u)    Indebtedness of the Parent permitted under Section 6.12(a).
Notwithstanding the foregoing, any Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party shall be permitted only to the extent subordinated to the Obligations on customary terms reasonably satisfactory to the Administrative Agent.
Section 6.02    Liens. Each Loan Party will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Parent or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any Permitted Refinancing thereof;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any Permitted Refinancing thereof;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness that is permitted by Section 6.01(d), (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of the Parent Borrower or any Subsidiary other than the property financed by such Indebtedness and any additions, accessions, parts, attachments or improvements thereon or proceeds and products hereof and customary security deposits and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender;
(e)    non-exclusive licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent Borrower and its Subsidiaries, taken as a whole;
(f)    the interest and title of a lessor under any operating lease or sublease entered into by the Parent or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens and leases;
(g)    the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sublease, non-exclusive license, or non-exclusive sublicense held by the Parent or any of its Subsidiaries or by a statutory provision, to terminate any such lease, sublease, license, or sublicense, or to require annual or periodic payments as a condition to the continuance thereof;
(h)    the interests of non-exclusive licensors and non-exclusive sublicensors under license and sublicense agreements;
(i)    in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(j)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 6.01(q);
(k)    Liens on earnest money deposits of cash or Cash Equivalents made in connection with any acquisition not prohibited hereunder;
(l)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any Subsidiary, in each case granted in the ordinary course of business in favor of the banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to such institutions with respect to cash management and operating account arrangements;
(m)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Parent or any of its Subsidiaries in the ordinary course of business;
(n)    Liens created pursuant to the Security Documents;
(o)    other Liens securing obligations in an aggregate amount at any time outstanding not to exceed the greater of (i) $195,000,000 and (ii) 11.25% of the Total Assets at such time; provided that (A) any such Liens on the Collateral shall be subordinated to the Liens of the Administrative Agent under the Security Documents pursuant to a customary intercreditor agreement that is reasonably acceptable to the Administrative Agent and (B) any such Liens on assets that are not Collateral shall secure obligations in an aggregate amount at any time not to exceed the greater of (x) $40,000,000 and (y) 2.50% of the Total Assets at such time;
(p)    Liens on assets of Excluded Subsidiaries securing Indebtedness incurred by Excluded Subsidiaries; provided that such security interests secure Indebtedness that is permitted by Section 6.01;
(q)    any customary encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar customary arrangement pursuant to any joint venture or similar agreement;
(r)    Liens on Receivables Assets incurred in connection with Permitted Factoring Transactions and Permitted Receivables Facilities (including Liens on such Receivables Assets resulting from precautionary UCC filings or from recharacterization or any such with Permitted Factoring Transactions or Permitted Receivables Facilities as a financing or a loan);
(s)    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to (i) the use of any real property or vessel, or (ii) any right, power, franchise, grant, license, or permit, including present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of real property or vessel;
(t)    Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Parent Borrower or any Subsidiary (and not created in connection with or in anticipation or contemplation thereof) to the extent such Liens secure Acquired Indebtedness permitted under Section 6.01(m); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and any Inventory subject to such acquired Lien shall only be included in the Borrowing Base if such acquired Lien is junior to the Liens on such Inventory securing the Obligations and subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(u)    Liens securing Indebtedness permitted under Section 6.01(l) on cash collateral or arising from a backstop letter of credit arrangement to the extent permitted hereunder;
(v)    Liens on cash collateral securing standalone letters of credit permitted pursuant to Section 6.01(s);

(w)    Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under leases in the ordinary course of business or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;
(x)    exclusive licenses of Intellectual Property in effect on the Effective Date, which are more fully described on, and granted pursuant to the agreements identified on, Schedule 6.14, in each case, so long as such licenses are limited in time and geography and are entered into on an arm’s length basis; and
(y)    Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries.
Section 6.03    Fundamental Changes.
(a)    Each Loan Party will not, and will not permit any Subsidiary to, (x) enter into a Division, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge or amalgamate into or consolidate with it, (y) otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(i)    any Subsidiary of the Parent may be merged, consolidated or amalgamated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any other Subsidiary (provided, that when any Loan Party is merging, consolidating or amalgamating with or into another Subsidiary, such Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall, substantially simultaneously with such merger, amalgamation or consolidation, become a Loan Party; provided further that, in the event that such merger, amalgamation or consolidation involves one or more Loan Parties and the parties thereto are organized in different jurisdictions, the Parent Borrower shall provide evidence in form and substance reasonably satisfactory to the Administrative Agent that the security interest in the Collateral granted to the Administrative Agent remains in full force and effect;
(ii)    any Subsidiary may merge, consolidate or amalgamate with any other Person (other than the Parent) in order to effect an Investment permitted pursuant to Section 6.04; provided that (x) a Borrower must be the continuing or surviving Person of any such merger, consolidation or amalgamation to which it is a party and (y) if such Subsidiary is a Loan Party the continuing or surviving Person shall be a Loan Party; provided, further, that, in the event that such merger, amalgamation or consolidation involves one or more Loan Parties and the parties thereto are organized in different jurisdictions, the Parent Borrower shall provide evidence in form and substance reasonably satisfactory to the Administrative Agent that the security interest in the Collateral granted to the Administrative Agent remains in full force and effect;
(iii)    any Excluded Subsidiary may Dispose of its assets to any Loan Party (other than the Parent) or to any other Excluded Subsidiary;
(iv)    any Subsidiary of the Parent may Dispose of any or all of its assets (i) to any Borrower or any Subsidiary that is a Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.09;

(v)    any Loan Party may Dispose of its assets to any other Loan Party (other than the Parent);
(vi)    subject to compliance with Section 6.04(d), any Loan Party may Dispose of its assets in order to effect any Investment permitted under Section 6.04(d);
(vii)    any Subsidiary may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and its Subsidiaries (taken as a whole) and is not materially disadvantageous to the Lenders; and
(viii)     any Subsidiary may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, all the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time; provided that, if the applicable Dividing Person is a Loan Party, all of the assets of such Dividing Person shall be held by one or more Loan Parties at such time; and
provided that any such merger, consolidation or amalgamation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation shall not be permitted unless also permitted by Section 6.04.
(b)    Each Loan Party will not, and will not permit any of its Subsidiaries to, engage to any material extent in any material line of business substantially different from those lines of businesses conducted or proposed to be conducted by the Parent and its Subsidiaries on the Effective Date and businesses substantially related or incidental thereto.
Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. Each Loan Party will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Wholly Owned Subsidiary prior to such merger or amalgamation) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or assets constituting a division, business line or business unit of any other Person, or make any capital contributions to any other Person, or make any investment in any other Person pursuant to the Division of any Person that was not a Wholly Owned Subsidiary prior to such Division, or make an investment in the form of any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (the foregoing activities are collectively referred to herein as “Investments”), except:
(a)    Investments in cash and Cash Equivalents;
(b)    (i) Investments by the Parent existing on the date hereof in the Equity Interests of its Subsidiaries; and (ii) Investments in existence, contemplated or made pursuant to binding commitments in effect on the Effective Date and identified on Schedule 6.04(b)(ii);
(c)    (i) Investments made by the Parent or any Subsidiary in any Loan Party (other than the Parent); and (ii) Investments by Excluded Subsidiaries in other Excluded Subsidiaries;
(d)    Investments made by any Loan Party in any Excluded Subsidiary, provided that the aggregate amount of such Investments at any time outstanding shall not exceed the greater of (i) $75,000,000 and (ii) 4.5% of the Total Assets at such time;

(e)    Investments in an aggregate amount at any time outstanding not to exceed the greater of (i) $30,000,000 and (ii) 2.0% of the Total Assets at such time;
(f)    intercompany Investments in connection with reorganization activities and other activities related to tax planning, provided that, after giving effect to any such activities, the Liens of the Lenders in the Collateral, taken as a whole, would not be impaired in any material respect;
(g)    Investments received in settlement of debts, claims or disputes owed to any Borrower or any Subsidiary that arose out of transactions in the ordinary course of business;
(h)    advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;
(i)    Investments made by any Borrower or any Subsidiary in the Parent to the extent permitted to be made as a Restricted Payment by Section 6.05(a);
(j)    Investments in joint ventures in an aggregate amount at any time outstanding not to exceed the greater of (i) $45,000,000 and (ii) 3.0% of the Total Assets at such time;
(k)    Investments among Excluded Subsidiaries pursuant to any agreement or arrangement to provide ordinary course facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements;
(l)    Guarantees constituting Indebtedness permitted by Section 6.01 and guarantees by the Parent permitted by Section 6.12(c);
(m)    so long as the Payment Conditions for Specified Restricted Investments are satisfied with respect thereto, any Loan Party may make Investments (except in the Parent) and other acquisitions;
(n)    Investments funded with (i) Equity Interests (other than Disqualified Equity Interests) of the Parent (or any parent company thereof) or (ii) so long as no Default or Event of Default then exists or would result therefrom, the Available Equity Amount at the time such Investment is made;
(o)    Investments consisting of the non-exclusive licensing or sublicensing of any Intellectual Property pursuant to joint marketing, collaboration or other similar arrangements with other Persons in the ordinary course of business;
(p)    advances up to an aggregate principal amount of $500,000 per year to officers, directors and employees of the Parent and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;
(q)    purchases or redemption of the Parent’s or the Parent Borrower’s Equity Interests to the extent permitted by Section 6.05(a);
(r)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss (including in connection with the bankruptcy or reorganization of such account debtors);

(s)    to the extent constituting Investments, capital expenditures and Investments consisting of acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of Intellectual Property in the ordinary course of business;
(t)    Investments representing all or a portion of the sales price for property sold to another Person in a transaction permitted under this Agreement;
(u)    Investments in a Receivables Subsidiary in connection with a Permitted Receivables Facility and holding the Equity Interests in a Receivables Subsidiary;
(v)    Investments of a Person existing at the time such Person is acquired, becomes a Subsidiary or is amalgamated, merged or consolidated with or into any Borrower or any Subsidiary after the Effective Date to the extent that such transaction was permitted under Section 6.03(a) and such Investments were not made in contemplation of or in connection with such acquisition, designation, redesignation, amalgamation, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(w)    Investments resulting from pledges and deposits under clauses (c), (d), (e) and (l) and of Permitted Encumbrances and Sections 6.02 (w) and (y);
(x)    Investments constituting non-cash consideration for Dispositions permitted under Section 6.09;
(y)    Investments in connection with Swap Agreements permitted under Section 6.01;
(z)    to the extent constituting Investments, transactions permitted under Section 6.02; and
(aa)    to the extent constituting Investments, transactions permitted under Section 6.03.
    For purposes of this Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but, except to the extent the Parent Borrower shall otherwise elect, deducted by the amount of any repayment, interest, return, profit, distribution, income or similar amount in respect of such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents.
Section 6.05    Restricted Payments and Restricted Debt Payments.
(a)    Each Loan Party will not, and will not permit any of their Subsidiaries to, declare or make any Restricted Payments with respect to the Parent or any of its Subsidiaries, except:
(i)    (A) any Subsidiary of the Parent may make Restricted Payments to the Parent Borrower or to any direct or indirect Wholly Owned Subsidiary of the Parent Borrower that is a Loan Party, and (B) any non-Wholly Owned Subsidiary may make Restricted Payments to the Parent Borrower or any of its other Subsidiaries that are Loan Parties and to each other owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;
(ii)    the Parent Borrower may declare and make dividends payable solely in the form of additional shares of the Parent Borrower’s or the Parent’s Qualified Equity Interests;
(iii)    the Parent Borrower may repurchase fractional shares of its Equity Interests (or Equity Interests of the Parent) arising out of stock dividends, splits or combinations,

business combinations or conversions of convertible securities or, so long as the Payment Conditions for Specified Restricted Payments are satisfied with respect thereto, make cash settlement payments upon the exercise of warrants to purchase its Equity Interests (or Equity Interests of the Parent), or “net exercise” or “net share settle” warrants;
(iv)    the Parent may redeem or otherwise cancel Qualified Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, employees or other providers of services to the Parent, the Parent Borrower and the Subsidiaries in an amount required to satisfy tax withholding obligations relating to the vesting, settlement or exercise of such Equity Interests or rights;
(v)    the Parent and the Parent Borrower may make any Restricted Payment that has been declared by the Parent or the Parent Borrower, so long as (A) such Restricted Payment would be otherwise permitted under clause (ix) of this Section 6.05(a) at the time so declared (and shall be deemed to be a utilization of such capacity from and after such time) and (B) such Restricted Payment is made within 60 days of such declaration;
(vi)    the Parent and the Parent Borrower may make any repurchase (or deemed repurchase) of Equity Interests pursuant to any accelerated stock repurchase or similar agreement (each, an “ASR Agreement”) publicly announced by the Parent or the Parent Borrower and specifying the maximum aggregate amount of the stock to be repurchased pursuant to such ASR Agreement (the “Maximum ASR Amount”); provided that, at the time such ASR Agreement is publicly announced, the Payment Conditions for Specified Restricted Payments would be satisfied with respect thereto immediately after giving Pro Forma Effect to the Maximum ASR Amount;
(vii)    so long as no Default or Event of Default then exists or would result therefrom, the Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, management, employees or other eligible service providers of the Parent or its Subsidiaries, including the repurchase of Qualified Equity Interests or rights in respect thereof granted to directors, management, employees or other eligible service providers of the Parent or its Subsidiaries pursuant to a right of repurchase set forth in any such stock option plans or other benefit plans or agreements in connection with a cessation of service; provided that any such payments do not exceed $10,000,000 in any fiscal year; provided further that cancellation of Indebtedness owing to the Parent or any of its Subsidiaries from directors, management, employees or other eligible service providers in connection with a repurchase of Qualified Equity Interests will not be deemed to constitute a Restricted Payment for purposes of this clause (vii);
(viii)    so long as no Default or Event of Default then exists or would result therefrom, the Loan Parties may make Restricted Payments not otherwise permitted under this Section 6.05 in an amount equal to the Available Equity Amount at the time such Restricted Payments are made;
(ix)    the Parent and the Parent Borrower may make Restricted Payments not otherwise permitted under this Section 6.05(a) in an unlimited amount, in each case, so long as the Payment Conditions for Specified Restricted Payments are satisfied with respect thereto; and
(x)    the Parent Borrower may make and pay Restricted Payments to the Parent (and in the cases of clause (A) and clause (B), to the other equity owners of the Parent Borrower):
(A)    (1) with respect to any taxable period (x) for which the Parent Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income Tax purposes of which the Parent or any holding company of the Parent is the common parent, or (y) for which the Parent Borrower is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income Tax purposes, in an amount not to exceed the amount of any U.S. federal, state and/or local income Taxes that the Parent Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Parent Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group and (2) such amounts as are needed to pay any amounts owed by the Parent under the Tax Receivable Agreement but which shall not include any amounts required to be paid due to a change of control or any early termination payments ; provided that distributions pursuant to clause (A)(1) in respect of an Excluded Subsidiary shall be permitted only to the extent that cash distributions were made by such Excluded Subsidiary to the Parent Borrower or any other Subsidiary that is a Loan Party for such purpose;
(B)    (1) with respect to any taxable period ending after the Effective Date for which the Parent Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes (other than a partnership or disregarded entity described in clause (x)(A)(1)(y) above), distributions to its owners in amounts not to exceed (x) the taxable income of the Parent Borrower and its Subsidiaries for such fiscal year (as determined based on such assumptions as may be made by the managing member (or equivalent governing body) of the Parent Borrower, including, without limitation, not taking into account for this purpose for any such taxable period any adjustments under Sections 743(b) of the Code), multiplied by (y) the highest combined federal, state and local tax rates applicable to the income of individuals or corporations, resident of New York, New York, whichever is higher and (2) if payments to the Parent pursuant to the foregoing clause (1) are not sufficient for the Parent to pay its income tax liabilities and also the amounts owed by the Parent under the Tax Receivable Agreement, such additional amounts as are needed to pay any amounts owed by the Parent under the Tax Receivable Agreement but which shall not include any amounts required to be paid due to a change of control or any early termination payments; provided that no payment may be made pursuant to both this subclause (B) and subclause (A) of this clause (x) with respect to any period;
(C)    the proceeds of which shall be used to allow the Parent to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and other professional costs and expenses), in each case, to the extent attributable to the ownership or operation of the Parent Borrower and its Subsidiaries, in an aggregate amount not to exceed $20,000,000 in any twelve (12) month period;
(D)    [reserved];
(E)    the proceeds of which shall be used to allow the Parent to pay customary fees and expenses (other than to Affiliates) related to any equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, whether or not consummated;
(F)    the proceeds of which shall be used to pay fees and expenses (including franchise, excise or similar taxes) required to maintain its corporate existence or good standing under applicable law,

(G)    subject to satisfaction of the Payment Conditions for Specified Restricted Payments immediately after giving Pro Forma Effect to such Restricted Payment, the proceeds of which shall be used to pay interest payments on the Parent Convertible Notes; and
(H)    the proceeds of which shall be used by the Parent to make payments and consummate other transactions otherwise contemplated to be Restricted Payments permitted to be made by the Parent Borrower for the purposes set forth in this Section 6.05(a) (and shall be deemed to be a utilization of such capacity from and after such time); and
(xi)    the Parent Borrower may make Restricted Payments in accordance with Article 9 of the Third Amended and Restated Limited Liability Company Agreement of the Parent Borrower, so long as such Restricted Payments are funded with Qualified Equity Interests of the Parent or, so long as no Default or Event of Default then exists or would result therefrom, the Available Equity Amount at the time such Restricted Payments are made.
(b)    Each Loan Party will not, and will not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Debt (any of the foregoing, a “Restricted Debt Payment”) other than:
(i)    refinancings of Junior Debt with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 6.01;
(ii)    the conversion of any Junior Debt into Qualified Equity Interests;
(iii)    prepayments of intercompany Junior Debt permitted hereunder owed by the Parent Borrower or any Subsidiary to the Parent Borrower or any Subsidiary in the ordinary course of business to the extent permitted under the Intercompany Subordination Agreement; provided that no prepayment of any Junior Debt owed by any Loan Party to any Subsidiary that is not a Loan Party shall be permitted so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(iv)    Restricted Debt Payments, so long as the Payment Conditions for Specified Restricted Debt Payments are satisfied with respect thereto;
(v)    Restricted Debt Payments consisting of regularly scheduled principal and interest; and
(vi)    so long as no Default or Event of Default then exists or would result therefrom, the Loan Parties may make Restricted Debt Payments not otherwise permitted under this Section 6.05 in an amount equal to the Available Equity Amount at the time such Restricted Debt Payments are made.
Notwithstanding anything to the contrary contained in this Section 6.05(b), in no event shall any payment in respect of subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such subordinated Indebtedness.
(c)    Each Loan Party will not, and will not permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt (other than any such amendment, modification, waiver or other change that would not materially and adversely affect the interests of the Lenders so long as no Event of Default has occurred and is continuing or would result therefrom).
Section 6.06    Restrictive Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other Equity Interests or to make or repay loans or advances to the Parent Borrower or any other Subsidiary or of any Loan Party to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.06 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets of the Parent or any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Subsidiary becomes a Subsidiary of the Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, subleases and sublicenses and other contracts, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01; provided that such restrictions and conditions are customary for such type of Indebtedness, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.
Section 6.07    Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Parent and its Subsidiaries to the extent otherwise permitted hereunder), except (a) on terms and conditions not less favorable to the Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) payment of customary directors’ fees, reasonable out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Parent or any of its Subsidiaries, (c) transactions approved by a majority of the disinterested directors of the Parent’s board of directors or the audit committee thereof, (d) any transaction involving amounts less than, in the aggregate, the greater of (i) $37,500,000 and (ii) 2.50% of the Total Assets at such time, (e) any Restricted Payment permitted by Section 6.05(a) and (f) the agreements listed on Schedule 6.07 hereto.
Section 6.08    Use of Proceeds. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their respective Subsidiaries and their and their Subsidiaries’ respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 6.09    Disposition of Property. Each Loan Party will not, and will not permit any of its Subsidiaries to, Dispose of any of its property, whether now owned or hereafter acquired, in each case, except:
(a)    Dispositions of obsolete or worn out property in the ordinary course of business or property that is no longer used or useful in the Parent’s or its Subsidiaries’ business and the leasing or subleasing in the ordinary course of business of owned or leased properties which are excess properties or are no longer used or useful in the Parent’s or its Subsidiaries’ businesses;
(b)    the sale of inventory and other immaterial assets in the ordinary course of business;
(c)    (i) Dispositions to a Loan Party (other than the Parent), (ii) Dispositions by an Excluded Subsidiary to any other Excluded Subsidiary, and (iii) Dispositions by a Loan Party to an Excluded Subsidiary that are otherwise permitted under Section 6.04;
(d)    (i) Dispositions that constitute Investments that are permitted under Section 6.04, (ii) Dispositions that constitute Restricted Payments that are permitted under Section 6.05(a), and (iii) Dispositions that constitute Liens that are permitted under Section 6.02;
(e)    any sale, contribution, assignment or other transfer of Receivables Assets to a Receivables Subsidiary in a Permitted Receivables Financing or to any other Person in a Permitted Factoring Transaction;
(f)    Dispositions permitted by clause (iii), (iv) or (vi) of Section 6.03(a);
(g)    the grant in the ordinary course of business of any non-exclusive licenses of Intellectual Property, to the extent they do not materially interfere with the operation of the business of the Parent and its Subsidiaries (taken as a whole);
(h)    the lapse, abandonment, or other Dispositions of Intellectual Property of the Parent or any of its Subsidiaries that, in the good faith determination of the Parent or such Subsidiary, is no longer economically desirable to maintain or useful in the conduct of the business of the such Person;
(i)    the sale or issuance of any Subsidiary’s Equity Interests to the Parent Borrower or any Loan Party that is a Wholly Owned Subsidiary (provided if such Subsidiary is a Domestic Subsidiary, such sale or issuance shall be to a Loan Party);
(j)    the Disposition of other property having a fair market value not to exceed $10,000,000 in the aggregate for each fiscal year of the Parent; provided that, if required pursuant to Section 5.01(f) as a result of such Disposition(or the disposition of the Equity Interests of any Loan Party), the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to such Disposition (or the disposition of the Equity Interests of such Person);
(k)    Dispositions of other property or assets (other than (x) Inventory and (y) Accounts arising from or in connection with the Disposition of Inventory); provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default exists or would result therefrom), no Default or Event of Default then exists or would result from such Disposition, (ii) such Disposition is for fair market value as reasonably determined by the Parent Borrower, (iii) if the fair market value exceeds $5,000,000 in the aggregate, not less than 75% of the total consideration for the asset or property sold in such Disposition shall be in the form of cash or Cash Equivalents (with (A) any debt secured by such property assumed by the purchaser of such property, (B) any consideration received in the form of Indebtedness that is converted into cash within 90 days after the Disposition of such property, and (C) aggregate non-cash consideration received by the Parent or applicable Subsidiary having an aggregate fair market value (determined for all Dispositions as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed in the aggregate the greater of (i) $45,000,000 and (ii) 3.0% of the Total Assets at such time, in each case deemed to be cash for purposes of this provision), (iv) Excess Availability (after giving pro forma effect to such Disposition on an average daily basis during the thirty (30) consecutive day period ending on and including the date of such Disposition) shall not be less than the greater of (x) 15% of the Line Cap and (y) $60,000,000 and (v) if required pursuant to Section 5.01(f) as a result of such Disposition(or the disposition of the Equity Interests of any Loan Party), the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to such Disposition (or the disposition of the Equity Interests of such Person);
(l)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements, drag-along rights, put rights, call rights or similar arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(m)    Dispositions, terminations or non-renewals of leases or subleases or licensing or sublicensing agreements (i) the Disposition, termination or non-renewal of which will not materially interfere with the business of the Parent and its Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line to the extent such closing or discontinuation is permitted pursuant to the terms herein, or (iii) is made in the ordinary course of business;
(n)    Dispositions of cash, Cash Equivalents and short-term marketable securities;
(o)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(p)    Disposition of receivables in connection with the compromise, settlement or collection thereof;
(q)    any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur in the ordinary course of the Parent’s or any Subsidiary’s business; and
(r)    Dispositions consisting of the transfer of contracts from a Loan Party to another Loan Party (other than the Parent), from an Excluded Subsidiary to a Loan Party (other than the Parent), or from an Excluded Subsidiary to another Excluded Subsidiary.
Section 6.10    Financial Covenants. The Loan Parties will not, and will not permit any of their Subsidiaries to, permit Total Liquidity at any time to be less than the greater of (i) 20% of the Line Cap then in effect and (ii) $64,000,000, and the Loan Parties will not, and will not permit any of their Subsidiaries to, permit Excess Availability to be less than the greater of (i) $15,000,000 and (ii) 10% of the Line Cap then in effect.
Section 6.11    Swap Agreements. Neither the Parent Borrower nor any Guarantor will enter into any Swap Agreement for purely speculative purposes.
Section 6.12    Permitted Activities of Parent. Parent shall not:
(a)    incur any Indebtedness for borrowed money other than (i) Guarantees of Indebtedness or other obligations of the Parent Borrower and/or any Subsidiary, which Indebtedness or other obligations are otherwise permitted hereunder, (ii) Indebtedness owed to the Parent Borrower or any Subsidiary otherwise permitted hereunder, and (iii) subject to satisfaction of the applicable Payment Conditions for Specified Restricted Debt Payments, the Parent Convertible Notes;
(b)    create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it other than (i) the Liens created under the Security Documents and (ii) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money not referred to in clause (a) of this Section 6.12); or
(c)    engage in any material business activity or own any material assets other than (i) holding the Equity Interest of the Parent Borrower, and, indirectly, any other subsidiary of the Parent Borrower (and/or any joint venture of any thereof) or Indebtedness owing by, the Parent Borrower, (ii) performing its obligations under the Loan Documents and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Equity Interest permitted hereunder) and the maintenance and administration of equity subscriptions, stock option and stock ownership plans and activities incidental thereto; (iv) filing tax reports and paying Taxes, including tax distributions made pursuant to Section 6.05(a)(x) and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable laws; (vii) effecting any public offering of its Equity Interests; (viii) holding (A) cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Equity Interest of, the Parent pending the application thereof, or otherwise received and held so long as such other assets are not “operated” and (B) the proceeds of Indebtedness permitted by Section 6.01; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants and other ordinary course obligations; (x) participating in tax, accounting and other administrative matters; (xi) the performance of its obligations under any document, agreement and/or investment contemplated by the Transactions or otherwise not prohibited under this Agreement, including the preparation of financial statements and other reporting obligations required under this Agreement; (xii) complying with applicable laws (including with respect to the maintenance of its corporate existence and activities incidental thereto); (xiii) financing activities, including the receipt and payment of dividends and distributions and the making of certain other Restricted Payments, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Parent Borrower and the Parent Borrower’s Subsidiaries to the extent permitted hereunder; (xiv) activities incidental to acquisitions permitted hereunder or similar investments consummated by the Parent Borrower and/or any Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to such acquisitions permitted hereunder or similar investments; (xv) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes related to such maintenance); (xvi) any transaction expressly permitted pursuant to clauses (a), (b) and/or (d) of this Section 6.12, (xvii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted under this Agreement, (xviii) entry into Permitted Bond Hedge Transactions and Permitted Warrant Transactions, (xix) participation and the making of payments under the Tax Receivable Agreement, and (xx) activities incidental or reasonably related to any of the foregoing; or
(d)    consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, the Parent may consolidate or amalgamate with, or merge with or into, any other Person (other than the Parent Borrower and any of its Subsidiaries) so long as (i) the Parent is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not the Parent, (x) (A) the successor Person expressly assumes all obligations of the Parent under this Agreement and the other Loan Documents to which the Parent is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (B) the successor Person will be a Person organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia or any territory thereto, and (y) the Administrative Agent shall have received all documentation and other information required by regulatory authorities with respect to the successor Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Proceeds of Crime Act, reasonably requested by the Lenders.
Section 6.13    [Reserved].
Section 6.14    Material Intellectual Property. Notwithstanding anything herein to the contrary, (a) no Domestic Subsidiary of the Parent that owns or has an exclusive license to any Intellectual Property that is material to the business of the Parent and its Subsidiaries (taken as a whole) (or that owns Equity Interests of any Subsidiary of the Parent which Subsidiary owns or has an exclusive license to Intellectual Property that is material to the business of the Parent and its Subsidiaries (taken as a whole)) may constitute an Excluded Subsidiary, and (b) no Intellectual Property that is material to the business of the Parent and its Subsidiaries (taken as a whole) (nor any Equity Interests of any Subsidiary of the Parent that owns or has an exclusive license to Intellectual Property that is material to the business of the Parent and its Subsidiaries (taken as a whole)) may be transferred from, or contributed by, the Parent or any of its Subsidiaries to, or exclusively licensed by, (i) any Excluded Subsidiary or any other Subsidiary that is not a Loan Party, or (ii) any other Person that is an Affiliate of a Loan Party or an Affiliate of any Permitted Holder which Person is not also a Loan Party unless, in the case of this clause (ii), (A) such transfer is made on an arm’s length basis and the consideration paid or payable shall be in cash and in an amount not less than the fair market value of the Intellectual Property transferred, contributed or exclusively licensed, as the case may be or (B) such transfer is set forth on Schedule 6.14.
ARTICLE 7
EVENTS OF DEFAULT
Section 7.01    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and in the Agreed Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable and in the Agreed Currency required hereunder, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (solely with respect to the Parent’s or any Borrower’s existence), Section 5.10, Section 5.15 or in Article 6;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of (i) five Business Days after notice thereof from the Administrative Agent to the Borrowers if such breach relates to the terms or provisions of Section 5.01(g) or Section 5.12 and (ii) 30 days after notice thereof from the Administrative Agent to the Borrowers for all other breaches;
(f)    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable notice or cure period, if any;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) any requirement to, or any offer, to repurchase, prepay or redeem Indebtedness of a Person acquired in an acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such acquisition, so long as such requirement is satisfied at the time of such acquisition, (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any redemption, repurchase, conversion or settlement with respect to any convertible debt instrument including the Parent Convertible Notes (including any termination of any related Swap Agreement) pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (z) an early payment requirement, unwinding or termination with respect to any Swap Agreement except (i) an early payment, unwinding or termination that results from a default or non-compliance thereunder by any Loan Party or any Subsidiary, or another event of the type that would constitute an Event of Default or (ii) an early termination of such Swap Agreement by the counterparty thereto;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) administration, liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, interim receiver, trustee, monitor, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking administration liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, monitor, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    any Loan Party or any Subsidiary shall become unable and admit in writing its inability or fail generally to pay its debts as they become due;
(k)    [reserved];
(l)    one or more judgments for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against any Loan Party, any Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment and such action shall not be stayed;
(m)    one or more ERISA Events shall have occurred that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(n)    a Change in Control shall occur;
(o)    the guarantee contained in Article 9 shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary shall so assert, except the release thereof as provided in Section 10.17; or
(p)    any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect thereto; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Lien created by any of the Security Documents shall cease to be enforceable on a material portion of the Collateral and of the same effect and priority (subject to Liens permitted by Section 6.02) to be created thereby for any reason other than as expressly permitted hereunder or satisfaction in full in cash of all the Obligations;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article and subject to Section 7.02), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) Cash Collateralize any outstanding Letters of Credit and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.
Section 7.02    [Reserved].
Section 7.03    Application of Proceeds.
(a)    Any proceeds of Collateral of any Loan Party received by the Administrative Agent (i) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct or (ii) at any other time, not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the applicable Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.08(d)) or (C) amounts to be applied from any Payment Account (which shall be applied in accordance with Section 2.08(e)), shall be applied, as follows: (1) ratably first, to pay any fees, indemnities, or expense reimbursements then owing to the Administrative Agent and any Issuing Bank from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Specified Cash Management Agreements or Specified Swap Agreements); (2) second, to pay any fees or expense reimbursements then owing to the Lenders from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Specified Cash Management Agreements or Specified Swap Agreements); (3) third, to pay interest due in respect of the Protective Advances owing by or guaranteed by such Loan Party; (4) fourth, to pay the principal of the Protective Advances owing by or guaranteed by such Loan Party; (5) fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, in each case owing or guaranteed by such Loan Party, ratably; (6) sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements owing or guaranteed by such Loan Party, and to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn available balance of all outstanding Letters of Credit (105% of the aggregate undrawn available balance of any Letters of Credit denominated in a currency other than Dollars) issued on behalf of, or guaranteed by, such Loan Party, to be held as Cash Collateral for such Obligations, (7) seventh, to the payment of any amounts owing with respect to Obligations under any Specified Cash Management Agreements and Specified Swap Agreements owing or guaranteed by such Loan Party, ratably; (8) eighth, to the payment of any other Obligations owing to the Administrative Agent or any Lender by, or guaranteed by, such Loan Party, ratably, and (9) ninth, any balance remaining after the Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized in accordance with the foregoing) shall be paid over to the applicable Loan Party at its account designated for such purpose by written notice by such Loan Party to the Administrative Agent or to whomsoever else may be lawfully entitled to receive the same. The application of any payment pursuant to this

Section 7.03(a) shall be made first, to ABR Loans and Canadian Prime Rate Loans and second, to Term Benchmark Loans. Each of the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations to maximize realization of the Collateral (it being understood that, notwithstanding the foregoing, in no event shall be payments be made pursuant to levels “seventh” or “eighth” above prior to the payment in full of all obligations described in levels “first” through “sixth” above). Notwithstanding the foregoing, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party.
ARTICLE 8
THE AGENTS
Section 8.01    Appointment of Administrative Agent. Barclays Bank PLC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays Bank PLC to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of its Subsidiaries. As of the Effective Date, none of the Arrangers in such capacity shall have any obligations but shall be entitled to all benefits of this Article 8. The Arrangers may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.
Section 8.02    Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
Section 8.03    General Immunity.
(a)    No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, the Revolving Credit Exposures, the Total Revolving Extensions of Credit or the component amounts thereof or any Dollar Equivalent.
(b)    No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.02).
(c)    The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 8.04    Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Loan Parties or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Loan Parties or such Affiliates, as applicable, for services in connection herewith and otherwise without having to account for the same to Lenders.
Section 8.05    Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Parent and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or a Lender Joinder Agreement and funding its Loans on or after the Effective Date or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Issuing Bank or Lender, as applicable on the Effective Date or as of the date of funding of such New Loans.
Section 8.06    Right to Indemnity. Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 8.07    Successor Administrative Agent. The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrowers. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of (i) except if an Event of Default has occurred and is continuing, the Parent Borrower and (ii) the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Parent Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 and Section 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
Section 8.08    Guaranty and Security Documents.
(a)    Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty and the Loan Documents. Subject to Section 10.02, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 10.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented.
(b)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty or the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent, for the benefit of the Secured Parties, in accordance with the terms hereof and thereof.
(c)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (including unreimbursed LC Disbursements, but excluding contingent obligations as to which no claim has been asserted) have been paid in full in cash and all Commitments have terminated or expired and no Letter of Credit shall be outstanding or subject to any pending draw (or shall be otherwise Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), upon request of the Borrowers, the Administrative Agent shall take such actions as shall be required to release all guarantee obligations provided for in and Liens created by any Loan

Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, interim receiver, intervenor or conservator of, or trustee, monitor or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
Section 8.09    Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
Section 8.10    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.09 and 10.03 allowed in such judicial proceeding); and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 8.11    Acknowledgment of Lenders and Issuing Banks.
(a)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.11(a) shall be conclusive, absent manifest error.
(b)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    Each Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such

Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party; provided that this Section 8.11(c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from any Loan Party for the purpose of making such erroneous Payment.
Each party’s obligations under this Section 8.11(a) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
ARTICLE 9
GUARANTY
Section 9.01    Guaranty.
(a)    Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Obligations of each Person other than such Guarantor. Each Guarantor further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.
(b)    To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to any Person of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against any Person under the provisions of this Agreement, any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or other agreement; (iv) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (vii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation (other than payment in full of the Obligations (excluding contingent obligations as to which no claim has been made) or release pursuant to Section 10.17).
(c)    Each Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender or any Issuing Bank to any balance of any deposit account or credit on the books of any Lender or any Issuing Bank in favor of any Loan Party or any Subsidiary or any other Person.

(d)    Except for the release or termination of a Guarantor’s obligations hereunder as provided in Section 10.17, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the payment in full in cash of the Obligations (excluding contingent obligations as to which no claim has been made), and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.
(e)    Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Loan Party or otherwise.
(f)    In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of any Person to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash an amount equal to the unpaid principal amount of such Obligation.
(g)    Notwithstanding anything to the contrary in this Agreement, each Guarantor shall be liable under this Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any other applicable law.
(h)    Upon payment in full by any Guarantor of any Obligation of any Person, each Lender and Issuing Bank shall, in a reasonable manner, assign to such Guarantor the amount of such Obligation owed to such Lender or Issuing Bank and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by such Guarantor, or make such disposition thereof as such Guarantor shall direct (all without recourse to any Lender or Issuing Bank and without any representation or warranty by any Lender or Issuing Bank). Upon payment by any Guarantor of any sums as provided above, all rights of such Guarantor against such Person arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations owed to the Lenders and Issuing Banks (it being understood that, after the discharge of all the Obligations owing to the Lenders and Issuing Banks, such rights may be exercised by such Guarantor notwithstanding that the Loan Parties may remain contingently liable for indemnity or other Obligations).
(i)    Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of such Loan Party’s obligations under this guarantee in respect of any obligation to pay or perform under any Swap Agreement (a “Swap Obligation”) (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 9.01(i) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.01(i), or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 9.01(i) shall remain in full force and effect until termination of this Agreement. A “Qualified Keepwell Provider” shall mean, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity

Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Each Qualified Keepwell Provider intends that this Section 9.01(i) constitute, and this Section 9.01(i) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 9.02    Additional Agreements.
(a)    Until the Commitments have expired or terminated and all Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full in cash and no Letter of Credit shall be outstanding or subject to any pending draw (other than Letters of Credit Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), each Guarantor covenants and agrees with the Administrative Agent for the benefit of the Secured Parties that it will be bound by each of the covenants contained herein to the extent applicable to such Guarantor.
(b)    Each Guarantor hereby agrees that upon the occurrence of any Event of Default, any Indebtedness of any Borrower or any other Guarantor now or hereafter owing to it, whether heretofore, now or hereafter created (the “Guaranty Subordinated Debt”), is hereby subordinated to all of the Obligations under this Agreement and the Notes, and that, except as expressly permitted by this Agreement, the Guaranty Subordinated Debt shall not be paid in whole or in part until such Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full in cash and no Letter of Credit shall be outstanding or subject to any pending draw (other than Letters of Credit that have been Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) and this Agreement is terminated and of no further force or effect. No Guarantor shall accept any payment of or on account of any Guaranty Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default, any applicable Borrower and any other applicable Guarantor shall pay to the Administrative Agent any payment of all or any part of the Guaranty Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Obligations as provided herein. Each payment on the Guaranty Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by the Guarantors as trustee for the Administrative Agent and the Lenders and shall be paid over to the Administrative Agent immediately on account of the Obligations, but without otherwise affecting in any manner the Guarantors’ liability under this Agreement. Each Guarantor agrees to file all claims against any applicable Borrower or any other applicable Guarantor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guaranty Subordinated Debt, and the Administrative Agent shall be entitled to all of such Guarantor’s rights thereunder. If for any reason any Guarantor fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than such Guarantor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

Section 9.03    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
Section 9.04    Guarantor Notices. All communications and notices to any Guarantor shall be given to it in care of the Parent Borrower as provided in Section 10.01.
Section 9.05    Termination. The Guarantees set forth in this Article 9 shall terminate when all the Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full in cash and no Letter of Credit shall be outstanding or subject to any pending draw (other than Letters of Credit that have been Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), and the Lenders have no further commitment to lend and the Issuing Banks has no further obligation to issue Letters of Credit.
Section 9.06    [Reserved].
Section 9.07    Additional Guarantors. It is understood and agreed that any Subsidiary of the Parent that is required to execute a counterpart of, or joinder to, this Agreement after the date hereof pursuant to Section 5.11 shall become a Guarantor hereunder by (x) executing and delivering a guaranty supplement in the form of Exhibit E-2 hereto and delivering the same to the Administrative Agent and (y) taking all actions as specified in this Agreement as would have been taken by such Guarantor had it been an original party to this Agreement, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.
Section 9.08    Article 9 Severability. In the event any one or more of the provisions contained in this Article 9 should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Article 9 shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
ARTICLE 10
MISCELLANEOUS
Section 10.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing (including electronic communications) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communications, as follows:

(i)    if to any Loan Party, in care of the Parent Borrower (including in its capacity as Borrower Representative) at:
Fluence Energy, LLC
4601 Fairfax Drive, Suite 600
Arlington, VA 22203
United States
Attention: Manavendra Sial, Ahmed Pasha and Jie Yuan
Email:    Manavendra.Sial@fluenceenergy.com, Ahmed.pasha@fluenceenergy.com and Jie.Yuan@fluenceenergy.com
With copies (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention: Noah Weiss
Email: noah.weiss@lw.com
(ii)    if to the Administrative Agent, to it at:
Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attention: Arup Ghosh
Phone: (201) 499-8490
Email: arup.ghosh@barclays.com

With copies (which shall not constitute notice) to:

Paul Hastings LLP
695 Town Center Drive, Seventeenth Floor
Costa Mesa, CA 92626
Attention: Katherine Bell
Email: katherinebell@paulhastings.com
(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(iv)    With respect to any Issuing Bank, at its address provided by notice to the other parties hereto.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(d)    The Loan Parties agree that the Administrative Agent may make the Communications (as defined below) available to the Lenders and the Issuing Banks by posting the Communications on Debt Domain, IntraLinks, Syndtrak, or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).
Section 10.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.
(b)    Subject to Section 2.11(b) and (d), Section 10.02(c) and Section 10.02(d) below, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) amend the definition of “Applicable Percentage” without the consent of each Lender, or extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate set forth in Section 2.10(d), (iv) change Section 2.15(b), Section 2.15(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the Guarantors or the value of the Guaranty or release all or substantially all of the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or the Collateral is permitted pursuant to Article 8 or Section 10.17 (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) subordinate all or any portion of the Administrative Agent’s Liens on all or any of the Collateral, or contractually subordinate all or any portion of the Obligations in right of payment or otherwise adversely affect the priority of payment of all or any portion of the Obligations, in each case without the written consent of each Lender, (viii) amend Section 7.03 without the written consent of the Administrative Agent and each Lender adversely affected thereby, (ix) amend the definition of “Alternative Currency” without the written consent of the Administrative Agent and each Lender adversely affected thereby, or (x) modify the definition of “Line Cap” or increase the expressly stated advance rates set forth in the definition of “Borrowing Base” or make any change to the definition of “Borrowing Base” (in each case, by adding additional categories or components thereof) or the definition of “Eligible Inventory” or “Eligible In-Transit Inventory”, in each case, that would have the effect of increasing the amount of the Borrowing Base, without the consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Reserves that it implements in its Permitted Discretion in accordance with Section 2.1(b) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent. Notwithstanding anything to the contrary herein, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be.
(c)    This Agreement may be amended as contemplated by Section 2.18 to effect New Commitments pursuant to a Joinder Agreement with the consent only of the Administrative Agent, the Borrower Representative and the New Lenders providing New Commitments. If the Administrative Agent and the Borrower Representative acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower Representative shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
(d)    Except as provided in Section 5.11 or Section 9.07, no provision of Article 9 may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and each Guarantor with respect to which such waiver, amendment or modification is to apply, in accordance with this Section 10.02.
Section 10.03    Expenses; Indemnity; Damage Waiver.
(a)    Except for the costs and expenses relating to field examinations and inventory appraisals which shall be addressed in Section 5.07, the Parent Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, disbursements and other charges of one firm of primary counsel for all such Persons taken as a whole, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) as may be necessary in the reasonable judgment of the Administrative Agent, and one firm of specialty counsel in each reasonably necessary specialty area, as determined in the reasonable judgment of the Administrative Agent (and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one specialty counsel in each reasonably necessary specialty area) to all affected Persons) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording, or perfection of any security interest contemplated by this Agreement, (iii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, disbursements and other charges of one firm of primary counsel for all such Persons taken as a whole, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) as may be necessary in the reasonable judgment of the Administrative Agent, and one firm of specialty counsel in each reasonably necessary specialty area, as determined in the reasonable judgment of the Administrative Agent (and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one specialty counsel in each reasonably necessary specialty area) to all affected Persons), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Each Loan Party, jointly and severally, shall indemnify the Administrative Agent, the Arrangers, any Issuing Bank and each Lender, and each Related Party, successor or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of one firm of primary counsel for all such Persons taken as a whole, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) as may be necessary in the reasonable judgment of the Administrative Agent, and one firm of specialty counsel in each reasonably necessary specialty area, as determined in the reasonable judgment of the Administrative Agent (and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one specialty counsel in each reasonably necessary specialty area) to all affected Persons) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Parent, the Parent Borrower or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available, (x) with respect to Taxes and amounts relating thereto (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the indemnification for which shall be governed solely and exclusively by Section 2.14, (y) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence, willful misconduct or material breach of the Loan Documents by such Indemnitee or (z) to the extent that such losses, claims, damages, liabilities or related expenses arise from any proceeding that does not involve the Parent, the Parent Borrower or any of their respective Affiliates and that is brought by an Indemnitee against any other Indemnitee, other than any proceeding against the Administrative Agent or any Arranger, in each case acting in such capacity.
(c)    To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent, the Swingline Lender or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender and the applicable Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or such Issuing Bank in their capacity as such; provided, further, that, notwithstanding anything to the contrary herein, no Lender shall be liable for any portion of any such unreimbursed expenses or indemnified loss, claim, damage, liability or related expense, as the case may be, of the Administrative Agent, the Swingline Lender and/or the Issuing Banks (or, in each case, any Affiliate thereof) as a result of the bad faith, gross negligence or willful misconduct of the relevant Person or Persons, as determined by a court of competent jurisdiction by a final or non-appealable judgment.
(d)    Without limiting in any way the indemnification obligations of the Loan Parties pursuant to Section 10.03(b) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or any Loan Party or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), (ii) no Guarantor shall have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to any Loan Party or an Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided further that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund;
(C)    the Swingline Lender; and
(D)    each Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Parent Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, including, for greater certainty, such assigning Lender’s obligation to make Loans and other extensions of credit available to all Borrowers in each Agreed Currency;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent, the Parent Borrower and their respective Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;
(E)    no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, and (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subsection (E)(ii);
(F)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and
(G)    no assignment shall be made to any Disqualified Lender; provided that notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or potential Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 10.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts (including interest) on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i)    Any Lender may, without the consent of, or notice to, any Borrower or the Administrative Agent, Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (but not to any Loan Party, an Affiliate thereof or a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law requiring a payment under Section 2.12 that occurs after the Participant acquired the applicable participation. Participants entitled to the benefits of Sections 2.12, 2.13 and 2.14 are entitled to such benefits subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender).
(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (and, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.05    Survival. All covenants, agreements, representations and warranties made by any of the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding or subject to any pending draw and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.
Section 10.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic

Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.07    Severability. Subject to Section 9.08, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the

Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Subject to Section 8.13, this Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Federal court of the United States of America sitting in New York County, Borough of Manhattan (or, in the event such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan) and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10    Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12    Confidentiality.
(a)    Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, shareholders, officers, employees, controlling Persons, representatives and agents, including accountants, legal counsel and other professionals, experts or advisors, or to any credit insurance provider relating to any Loan Party and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any regulatory authority, examiner regulating banks or banking, or other self-regulatory authority having oversight over the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates, (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable laws or regulations or by any subpoena or similar legal process based on the advice of counsel (in which case the Administrative Agent, such Issuing Bank or such Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable law and other than with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising routine examinations or regulatory authority, to inform the Borrowers promptly thereof), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (vii) with the consent of the Parent Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than any Borrower or (C) is independently developed by the Administrative Agent, an Issuing Bank or a Lender without use of or reference to any such confidential information and otherwise without violating this Section 10.12, (ix) on a confidential basis to any rating agency in connection with rating any Borrower or any of its Subsidiaries or the Loans hereunder, (x) to the CUSIP bureau, solely to the extent such confidential information is necessary to obtain CUSIP numbers and in consultation with the Borrower Representative, or (xi) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Issuing Banks and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Letters of Credit and the Loans. For the purposes of this Section, “Information” means all memoranda or other information received from or on behalf of any Loan Party or any of its Subsidiaries relating to any Loan Party or any Subsidiary or any of their respective business that is identified by the Borrowers as confidential, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of

Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.14    No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Loan Parties acknowledge and agree, and acknowledge their respective Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Subsidiaries, or any other Person and (ii) neither the

Administrative Agent, any Arranger, any Issuing Bank, nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may have economic interests that may conflict with those of the Loan Parties and their Affiliates and may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent, any Arranger, any Issuing Bank, nor any Lender has any obligation to disclose any of such interests to any Loan Party or its Affiliates. Each Loan Party, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Arranger, any Issuing Bank or any Lender, on the one hand, and any Loan Party, any of its Subsidiaries, or its stockholders or affiliates, on the other.
Section 10.15    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state or provincial laws based on the Uniform Electronic Transactions Act.
Section 10.16    USA PATRIOT Act. Each Lender and each Issuing Bank that is subject to the requirements of the USA Patriot Act hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender or such Issuing Bank to identify each Borrower and each Guarantor in accordance with the USA Patriot Act. Each Borrower and each Guarantor shall, promptly following a request by the Administrative Agent, any Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent, such Issuing Bank or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
Section 10.17    Releases of Guarantors and Liens.
(a)    In the event that (i) all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person (other than any Loan Party or its Subsidiaries) in a transaction permitted under this Agreement, or (ii) a Guarantor ceases to be a Subsidiary or becomes a non-Wholly Owned Subsidiary, in each case, as a result of a transaction permitted under this Agreement, in the case of this clause (ii), so long as such transaction is consummated to a bona fide third party that is not an Affiliate of any Loan Party, the consideration received for such transaction is at least fair market value and the primary purpose of such transaction is not the release of any guarantee or Lien, then (x) such Guarantor shall be immediately, automatically and irrevocably released from its guarantee under the Loan Documents without any action of any Person and (y) the Administrative Agent shall, at the Loan Parties’ expense, promptly take such action and execute such documents as the Borrowers may reasonably request to terminate the guarantee of such Guarantor and to release the Collateral owned by such Guarantor from the Liens created by the Security Documents.
(b)    If (i) any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party to a Person (other than any Loan Party) in a transaction that is permitted under

Section 6.09 of this Agreement and is not prohibited under any other provision of this Agreement, (ii) any of the Collateral is owned by a Guarantor that is released from the Guaranty in accordance with the terms hereof or (iii) otherwise approved, authorized or ratified in writing in accordance with Section 10.02, then (x) the Lien on such Collateral in favor of the Administrative Agent pursuant to the Loan Documents shall be immediately, automatically and irrevocably terminated and released without any action of any Person and (y) the Administrative Agent shall, at the Loan Parties’ expense, promptly take such action and execute such documents as the Borrowers may reasonably request to release the Liens created by the Security Documents on such Collateral.
(c)    At such time as all Obligations (including unreimbursed LC Disbursements, but excluding contingent obligations as to which no claim has been asserted) have been paid in full in cash and all Commitments have terminated or expired and no Letter of Credit shall be outstanding or subject to any pending draw (other than Letters of Credit that have been Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
(d)    The Administrative Agent may subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (c), (d) and (r) of Section 6.02 to the extent the documents governing such Indebtedness do not permit any other Lien (or any senior Lien, as applicable) on such property, and consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by the Borrowers with respect to leases entered into by any Loan Party and its Subsidiaries, to the extent requested by the Borrowers and reasonably acceptable to the Administrative Agent.
Section 10.18    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.20    Joint and Several Liability.
(a)    Each Borrower agrees that it is jointly and severally liable for all Obligations, except Excluded Swap Obligations, and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the date set forth in Section 10.17(c), and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Administrative Agent or any Lender in any proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code (or any similar provisions of any other Debtor Relief Laws); (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise (or any similar provisions of any other Debtor Relief Laws); (vii) the disallowance of any claims of the Administrative Agent or any Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise (or any similar provisions of any other Debtor Relief Laws); or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash.
(b)    Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document and all other Obligations, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
FLUENCE ENERGY, LLC, a Delaware limited liability company, as a Borrower and Parent Borrower

By:    /s/ Manavendra Sial
    Name: Manavendra Sial
    Title: Senior Vice President, and Chief     Financial Officer
By:      /s/ Francis A. Fuselier
    Name: Francis A. Fuselier
    Title: Senior Vice President, General Counsel, and Secretary

[Signature Page to Syndicated Facility Agreement]

FLUENCE ENERGY GLOBAL PRODUCTION OPERATION, LLC, a Delaware limited liability company, as a Borrower

By:    /s/ Manavendra Sial
    Name: Manavendra Sial
    Title: Senior Vice President, and Chief     Financial Officer
By:      /s/ Francis A. Fuselier
    Name: Francis A. Fuselier
    Title: Senior Vice President and Secretary

[Signature Page to Syndicated Facility Agreement]

FLUENCE ENERGY, INC., a Delaware corporation, as the Parent and a Guarantor

By:    /s/ Manavendra Sial
    Name: Manavendra Sial
    Title: Senior Vice President, and Chief     Financial Officer
By:      /s/ Francis A. Fuselier
    Name: Francis A. Fuselier
    Title: Senior Vice President, General Counsel, and Secretary

[Signature Page to Syndicated Facility Agreement]

BARCLAYS BANK PLC, as Administrative Agent, the Swingline Lender, an Issuing Bank and a Lender

By:    /s/ Joseph Jordan
    Name: Joseph Jordan
    Title: Managing Director

[Signature Page to Syndicated Facility Agreement]

JPMORGAN CHASE BANK N.A., as a Lender

By: /s/ Santiago Gascon
Name: Santiago Gascon
Title: Vice President
[Signature Page to Syndicated Facility Agreement]

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Bank
By: /s/ Andrew B. Vernon
Name: Andrew Vernon
Title: Authorized Signatory

[Signature Page to Syndicated Facility Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By: /s/ Jessica Smith
Name: Jessica Smith
Title: Director

[Signature Page to Syndicated Facility Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By: /s/ Michael King
Name: Michael King
Title: Vice President
[Signature Page to Syndicated Facility Agreement]

ROYAL BANK OF CANADA, as a Lender

By: /s/ Guido Borrelli
Name: Guido Borrelli
TItle: Authorized Signatory

[Signature Page to Syndicated Facility Agreement]

UBS AG, STAMFORD BRANCH, as a Lender

By: /s/ Peter Hazoglou
Name: Peter Hazoglou
Title: Director

By: /s/ Danielle Calo
Name: Danielle Calo
Title: Associate Director

[Signature Page to Syndicated Facility Agreement]